SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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EL PASO ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Electric Company®

El Paso Electric

2014 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

May 29, 2014 | El Paso, Texas

EL PASO ELECTRIC COMPANY

100 N. Stanton Street
El Paso, Texas 79901
(915) 543-5711

April 18, 2014

Dear Shareholder:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 29, 2014 at 10:00 a.m., Mountain Daylight Time.

The purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of Class II Directors; (ii) to consider and act upon the recommendation of the Board of Directors (the “Board”) to approve El Paso Electric Company’s Amended and Restated 2007 Long-Term Incentive Plan; (iii) to consider and act upon the recommendation of the Board to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iv) to approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote.

Information concerning these matters is set forth in the accompanying Notice of the Meeting and Proxy Statement. Your Board recommends that you vote “FOR” proposals one, two, three and four, as explained in the enclosed Proxy Statement.

Your vote is important. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly.

Sincerely,

Thomas V. Shockley, III
Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton Street
El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of El Paso Electric Company:

The Annual Meeting of Shareholders of El Paso Electric Company will be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 29, 2014, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

(1)	To give shareholders an opportunity to vote on the election of Class II Directors;

(2)	To consider and act upon the recommendation of the Board to approve El Paso Electric Company’s Amended and Restated 2007 Long-Term Incentive Plan;

(3)	To consider and act upon the recommendation of the Board to ratify the selection of KPMG LLP as El Paso Electric Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(4)	To approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say on pay” vote; and

(5)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board knows of no matter, other than those set forth in the paragraphs above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

The Board has fixed the close of business on March 31, 2014, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

The Board has made these materials available to you on the Internet or, at your direction, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Shareholders are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

As owners of El Paso Electric Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. If you attend the meeting and decide to vote in person, you may revoke your proxy. Shareholders attending the meeting whose shares are registered in the name of a broker and who intend to vote in person should bring an affidavit of ownership from such broker so that beneficial ownership can be verified without delay on the meeting date.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Jessica Goldman
Corporate Secretary

April 18, 2014

YOUR VOTE IS IMPORTANT
PLEASE MARK, SIGN, DATE AND
RETURN YOUR PROXY CARD PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.
THANK YOU.

El Paso Electric Company 2014 Proxy Statement

Page
PROPOSAL 4 ADVISORY VOTE TO
APPROVE THE COMPANY’S EXECUTIVE
COMPENSATION	19
COMPENSATION DISCUSSION
AND ANALYSIS	20
Executive Compensation Philosophy
and Overview	20
2013 Executive Compensation Highlights	20
Executive Compensation Process	20
Compensation Benchmarking	21
Primary Components of Compensation	22
Other Executive Benefits	26
Stock Ownership Guidelines	27
Impact of Accounting and Tax Treatment
of Compensation	27
COMPENSATION COMMITTEE REPORT	27
Summary Compensation Table	28
All Other Compensation Table	29
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal
Year-End	30
Option Exercises and Stock Vested	31
Pension Plan	31
Excess Benefit Plan	32
Pension Benefits Table	33
Change of Control Agreements and Other
Termination Benefits	34
CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS	36
Compensation Committee Interlocks and
Insider Participation	36
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT	37
AUDIT COMMITTEE REPORT	40
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE	41
SHAREHOLDERS PROPOSALS AND
NOMINATIONS	41
OTHER BUSINESS	41
ANNUAL REPORT	41
SARBANES-OXLEY SECTION 302
CERTIFICATION	42
DELIVERY OF PROXY STATEMENT	42
EXHIBIT A EL PASO ELECTRIC COMPANY
AMENDED AND RESTATED 2007
LONG-TERM INCENTIVE PLAN	A-1

El Paso Electric Company 2014 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING INFORMATION
Thursday, May 29, 2014 10:00 a.m. (Mountain Daylight Time)	Stanton Tower Building 100 N. Stanton Street El Paso, TX 79901

Record Date: March 31, 2014

Voting:

  Shareholders as of the record date are entitled to vote.

  Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

  Registered holders may vote via the Internet, by telephone, in person at the annual meeting, or, if they received a printed copy of these proxy materials, by mail, and beneficial shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their shares.

Attending the
Annual Meeting:

  The meeting starts at 10:00 a.m. (Mountain Daylight Time). You will be required to present either a Notice of Internet Availability of Proxy Materials or the admission ticket enclosed with the paper copy of the proxy materials.

  You do not need to attend the Annual Meeting of Shareholders to vote if you submitted your proxy in advance of the meeting.

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:
using the Internet at www.proxyvote.com	calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903
scanning this QR code to vote with your mobile device	mailing your signed proxy card

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS
		Page
		Reference
		(for more
Proposal	Board Voting Recommendation	detail)
Management proposals
	FOR EACH DIRECTOR
Election of four Class II directors	NOMINEE	3
Approval of El Paso Electric Company’s Amended and Restated 2007
Long-Term Incentive Plan	FOR	14
Ratification of KPMG LLP as our independent registered public accounting
firm for fiscal 2014	FOR	18
Advisory vote on executive compensation	FOR	19

El Paso Electric Company 2014 Proxy Statement	i

BOARD NOMINEES

The following table provides summary information about each director nominee and continuing director.
		Director
Name	Age	Since	Principal Occupation	Independent	AC	CC	EC	EREC	NCGC	PPCRC	Qualifications & Skills
NOMINEES FOR CLASS II DIRECTORS (TERM EXPIRING IN 2017)
Catherine A. Allen	67	2009	Founder, Chairman and CEO, The Santa Fe Group	✓							• knowledge of New Mexico communities • non-profit • strategic planning • technology
Edward Escudero	43	2012	President and CEO, High Desert Capital LLC	✓							• consumer retail and marketing • corporate finance and accounting • knowledge of Texas communities • regulated utility • utility operations
Michael K. Parks	54	1996	Chairman of the Board of El Paso Electric Company, Retired Managing Director, Crescent Capital Group, LP and Business Consultant	✓							• corporate finance and accounting • regulated financial • strategic planning
Eric B. Siegel	56	1996	Retired Limited Partner, Apollo Advisors, LP and Consultant and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club	✓							• corporate finance and accounting • legal • regulated financial • strategic planning
CLASS III DIRECTORS (TERM EXPIRING IN 2015)
James W. Harris	67	1996	Managing Partner of OP Food Products, LLC and Managing Partner of Harris Financial Advisors, LLC	✓							• corporate finance and accounting • corporate governance • regulated financial
Woodley L. Hunt	68	2012	Chairman and CEO, Hunt Companies, Inc.	✓							• corporate finance and accounting • governmental affairs • knowledge of Texas communities • non-profit • real estate
Stephen N. Wertheimer	63	1996	Managing Director and Founding Partner, W Capital Partners	✓							• corporate finance and accounting • corporate governance • regulated financial
Charles A. Yamarone	55	1996	Managing Director, Houlihan Lokey	✓							• corporate finance and accounting • legal • regulated financial
CLASS I DIRECTORS (TERM EXPIRING IN 2016)
John Robert Brown	69	2003	Owner and President, Brownco Capital, LLC	✓							• consumer retail and marketing • corporate finance and accounting • governmental affairs • knowledge of Texas communities
James W. Cicconi	61	1997	Senior Executive Vice President of External and Legislative Affairs, AT&T Services, Inc.	✓							• governmental affairs • legal • telecommunications
Patricia Z. Holland-Branch	70	1997	Owner, Chairman and Chief Executive Officer of The Facilities Connection, Inc.	✓							• consumer retail and marketing • governmental affairs • knowledge of Texas communities
Thomas V. Shockley, III	69	2010	Chief Executive Officer, El Paso Electric Company and Ex-Officio member of the Committees of the Board and Retired Vice Chairman and Chief Operating Officer, American Electric Power Company, Inc.								• regulated utility • utility operations
MEETINGS IN 2013					13	10	3	5	7	5

Chairperson
Member
Financial Expert

AC	Audit Committee
CC	Compensation Committee
EC	Executive Committee
EREC	Energy Resources and Environmental Committee
NCGC	Nominating and Corporate Governance Committee
PPCRC	Public Policy and Corporate Reputation Committee

ii	El Paso Electric Company 2014 Proxy Statement

EL PASO ELECTRIC COMPANY

100 N. Stanton Street
El Paso, Texas 79901

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 29, 2014

GENERAL

The accompanying proxy is solicited on behalf of the Board for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 29, 2014, at 10:00 a.m., Mountain Daylight Time, at El Paso Electric Company’s (the “Company”) principal offices, and at any adjournment thereof. The Company’s principal offices are located at the Stanton Tower Building, 100 N. Stanton Street, El Paso, Texas 79901.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax or other electronic means by the Board, officers, employees and agents of the Company. To assist in the solicitation, the Company has engaged Georgeson Inc. for a fee of $6,500 plus out-of-pocket expenses. The Company will also reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice of the Meeting to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

This Proxy Statement and the accompanying form of proxy are first being made available on the Internet to shareholders of the Company on or about April 18, 2014.

SHARES OUTSTANDING, VOTING RIGHTS
AND REVOCABILITY OF PROXIES

At the close of business on March 31, 2014, the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 40,303,763 shares of its common stock (the “Common Stock”).

Each outstanding share of Common Stock is entitled to one vote. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting for a quorum to be present and business to be conducted. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of each Class II Director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and represented in person or by proxy at the meeting is required to approve El Paso Electric Company’s Amended and Restated 2007 Long-Term Incentive Plan. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and represented in person or by proxy at the meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The outcome of the advisory vote on the Company’s executive compensation will not be binding on the Board. Therefore, there is no “required vote” on this resolution. The Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval, by an advisory vote, of the compensation of our Named Executive Officers.

A shareholder of record having the right to vote may vote either in person or by proxy. A shareholder of record may vote by proxy over the Internet by following the instructions provided in the Notice of the Meeting, or if the shareholder requests printed copies of the proxy materials by mail, the shareholder may also vote by mail or by telephone.

A shareholder who signs and returns a proxy may revoke that proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy, delivering a duly executed proxy bearing a later date, or attending the meeting and voting in person. The shares represented by a proxy given and not so revoked will be voted and, where the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy form, the shares will be voted in accordance with the specification so made. If a proxy is properly executed and returned, but no choice is specified, the shares will be voted “FOR” each director nominee and “FOR” each of proposals two, three and four. With respect to any other matters that will come

El Paso Electric Company 2014 Proxy Statement	1

before the Annual Meeting, the proxy will be voted in the discretion of the proxy holder. If no proxy is returned by a shareholder of record, the shares represented by such proxy will not be voted.

The Board is not aware of any matter that will be presented at the Annual Meeting of Shareholders other than as set forth in the accompanying Notice. If, however, any other matters are properly presented at the Annual Meeting, the proxy holder will have discretionary authority to vote the shares represented by properly executed proxies in accordance with the proxy holder’s discretion and judgment as to the best interests of the Company and its shareholders.

Abstentions are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are counted as a vote “AGAINST” when determining whether a proposal has been approved. Broker non-votes are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.

The rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

The NYSE rules provide that the election of directors in an uncontested election, the approval of the Amended and Restated 2007 Long-Term Incentive Plan, and the advisory vote on executive compensation are non-routine items. This means that brokers who do not receive voting instructions from their clients as to how to vote their shares for these proposals cannot exercise their discretionary authority to vote your shares for these proposals. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 is a routine item under the NYSE rules.

2	El Paso Electric Company 2014 Proxy Statement

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS

Article III, Section 2, of the Company’s Bylaws (“Bylaws”) divides the Board into three classes, as equally as numerically possible, each of which is elected for a three-year term. The Board currently has twelve members, four in each class.

The shares represented by the accompanying proxy will be voted to elect the four nominees for Class II Directors as recommended by the Board, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board may recommend in place of such nominee.

QUALIFICATIONS OF DIRECTORS

The Board, acting through the Nominating and Corporate Governance Committee, is responsible for recommending to the shareholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Nominating and Corporate Governance Committee to periodically review the composition of the Board in light of the current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of judgment, diversity, skills, background and experience.”

Five of the twelve current directors were originally appointed to the Board at the time of the Company’s emergence from bankruptcy in 1996. The various creditor and public constituencies at the time sought individuals with financial, regulatory and managerial skills that both represented a break with the past and an ability to direct a fragile entity back to viability. This core group of directors instituted policies that returned the Company’s debt to investment grade status within a short period and improved its posture with customers and regulators, which led to a substantial increase in the price of the Common Stock in succeeding years. During that period, as directors retired or as the needs of the Company evolved, the Board added other individuals with skills (such as knowledge of the local service areas and of legislative and regulatory affairs) that became more important as the Company stabilized and grew.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Nominating and Corporate Governance Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company. In presenting this year’s nominees, the Nominating and Corporate Governance Committee also considered the invaluable experience they have gained in dealing with the Company’s unique challenges over many years, their ability to work as a collegial group during intense and stressful periods in the past and their willingness to spend the time necessary to perform their roles despite other professional commitments.

The Nominating and Corporate Governance Committee considers the following additional factors as important qualifications and skills of each member of the current Board:

—	Experience in a broad range of occupations and industries, which provides differing viewpoints and expertise relating to execution of the Company’s business plan. These include consumer retail and marketing (Messrs. Brown, Escudero and Ms. Holland- Branch), telecommunications (Mr. Cicconi), regulated financial (Messrs. Harris, Parks, Siegel, Wertheimer and Yamarone), regulated utility (Messrs. Escudero and Shockley), non-profit (Ms. Allen and Mr. Hunt), technology (Ms. Allen), real estate (Mr. Hunt) legal (Messrs. Cicconi, Siegel and Yamarone) and corporate finance and accounting (Messrs. Brown, Escudero, Harris, Hunt, Parks, Siegel, Wertheimer and Yamarone); and

—	Geographic presence in and knowledge of the communities and constituencies served by the Company in Texas (Messrs. Brown, Escudero, Hunt and Ms. Holland-Branch) and New Mexico (Ms. Allen); and

—	Experience in areas applicable to service on the Board’s Committees, including corporate financial management and accounting (Messrs. Escudero, Hunt, Parks and Yamarone), governmental affairs (Messrs. Brown, Cicconi and Hunt and Ms. Holland-Branch), utility operations (Messrs. Escudero and Shockley), corporate governance (Messrs. Harris and Wertheimer) and strategic planning (Ms. Allen and Messrs. Parks and Siegel).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. ALLEN AND MESSRS. ESCUDERO, PARKS AND SIEGEL, AS CLASS II DIRECTORS.

El Paso Electric Company 2014 Proxy Statement	3

NOMINEES AND DIRECTORS
OF THE COMPANY

Included below is information about the nominees for election as directors and the existing directors who will continue in office after the Annual Meeting. The Board has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Company’s Board.

NOMINEES FOR CLASS II DIRECTORS (NEW TERM TO EXPIRE IN 2017)

Catherine A. Allen

Founder, Chairman and Chief Executive Officer, The Santa Fe Group

Director since 2009

Ms. Allen, age 67, has, since 1996, been the Founder, Chairman and Chief Executive Officer of The Santa Fe Group, a strategic consulting company providing services to financial institutions and related infrastructure companies. Previously, Ms. Allen was a Vice President of Business Development and Alliances of Citicorp, where her responsibilities included developing and managing strategic alliances with technology and telecommunications companies for technology-based products and services. She sits on a number of non-profit boards including the University of Missouri Research and Development Committee, LANL Foundation, Lensic Performing Arts Center, Museum of New Mexico Foundation, Women Corporate Directors, and is the board chair of the National Foundation for Credit Counseling. She is co-chair of the University of Missouri Capital Campaign Committee and she received an Honorary Doctorate in 2005. She has received two Lifetime Awards for her service to the financial sector and technology, from U.S. Banker and the Executive Womens’ Forum. She was formerly CEO of BITS, a financial services consortium and non-profit industry association from 1997 to 2007. She serves on the board of Stewart Title Guaranty Company, Synovus Financial Corporation and the advisory board for Houlihan Lokey Investment Bank. Ms. Allen joined our Board in May 2009 and serves on our Public Policy and Corporate Reputation, Nominating and Corporate Governance and Energy Resources and Environmental Committees.

Edward Escudero

President and Chief Executive Officer, High Desert Capital LLC

Director since 2012

Mr. Escudero, age 43, is President and Chief Executive Officer of High Desert Capital LLC, a finance company specializing in providing various types of capital alternatives to small-to-mid-size companies a role he has held since 2008. Previously, Mr. Escudero was Executive Vice President and Chief Financial Officer of C&R Distributing, a major distributor of fuel and lubricants and was the owner of various convenience stores in West Texas and Southern New Mexico. He also served as Secretary and Chief Financial Officer of Petro Stopping Centers, LP, where he held vital roles of managing various departments including accounting, legal, human resources, audit, financial planning and information systems. He serves on a number of community boards, including the Medical Center of the Americas Foundation, El Paso Community Foundation Investment Committee, El Paso Hispanic Chamber of Commerce and the University of Texas at El Paso Centennial Commission. Formerly, Mr. Escudero served on the El Paso Water Utility Public Service Board. Mr. Escudero has been a director of the Company since December 2012 and serves as Chairman of our Audit Committee. He also serves as a member of our Nominating and Corporate Governance Committee.

Michael K. Parks

Retired Managing Director, Crescent Capital Group, LP and Business Consultant Chairman of the Board since 2012

Director since 1996

Mr. Parks, age 54, retired as Managing Director of Crescent Capital Group, LP (“Crescent”) at year-end 2013. Mr. Parks served as Managing Director of Crescent and for limited purposes as a Managing Director of Trust Company of the West (“TCW”) from 2011 through 2013 and prior to that was a Managing Director of TCW since 2000. Prior to joining Crescent and TCW, Mr. Parks held various executive level positions at Aurora National Life Assurance Company from 1993 to 2000, including Chief Executive Officer, President and Chief Investment Officer from 1996 to October 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc. He served as a director of E*Trade Financial Corp. (formerly, E* Trade Group Inc.) from April 2003 until May 2012 and served on its audit committee and finance risk oversight committee. He also served as a director of Aurora National Life Assurance Company until 2012. He has been a director of the Company since 1996. He currently serves as Chairman of the Board as of July 2012, and previously served as Vice Chairman of the Board from November 2005 through July 2012. He also serves on our Audit, Compensation, Executive, and Nominating and Corporate Governance Committees.

Eric B. Siegel

Retired Limited Partner of Apollo Advisors, LP Consultant and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club

Director since 1996

Mr. Siegel, age 56, is a retired Limited Partner of Apollo Advisors, LP (“Apollo”) and has been an independent business consultant since 1995. Since 2004, Mr. Siegel has

4	El Paso Electric Company 2014 Proxy Statement

NOMINEES AND DIRECTORS OF THE COMPANY

served as a consultant to and on the advisory board of the Milwaukee Brewers Baseball Club. He previously served as a Principal and was a Limited Partner of Apollo Advisors, LP (a predecessor to Apollo Management, LP) and Lion Advisors, LP. Prior to joining Apollo, Mr. Siegel was a partner of Irell & Manella LLP, a law firm practicing corporate law. He serves as the lead independent director and chairman of the nominating and governance committee of Ares Capital Corporation, where he has been a board member and a member of the audit committee since 2004. Mr. Siegel has previously served as a director of a number of public and private companies, including Kerzner International Limited (“Kerzner”) where he was a director and chairman of its audit and compensation committees from April 1994 to 2006. He rejoined the Kerzner Board from 2008 until April 2014. He has been a director of the Company since 1996 and serves as Chairman of our Executive Committee. He also serves as a member of our Audit and Compensation Committees.

CLASS III DIRECTORS (TERM EXPIRING IN 2015)

James W. Harris

Managing Partner, OP Food Products, LLC and Harris Financial Advisors, LLC

Director since 1996

Mr. Harris, age 67, has served as the Managing Partner of OP Food Products, LLC since 2013 and Managing Partner of Harris Financial Advisors, LLC since 2013. From 1993 until 2013, Mr. Harris served as Founder and President of Seneca Financial Group Inc. Previously, Mr. Harris served as Managing Director at Lehman Brothers and Head of the Financial Restructuring Group. Before joining Lehman Brothers, he spent 10 years at Citibank, N.A. where he worked in the Bank’s Institutional Recovery Group and managed lending activities in the international and domestic banking groups. From 2001 to 2003, he was an Adjunct Professor at Columbia University’s Graduate School of Business in New York. From 2006 to 2012, Mr. Harris was an adjunct professor at the Kenan-Flagler School of Business Administration at the University of North Carolina in Chapel Hill, North Carolina where he taught a course on Managing Business Turnarounds. Mr. Harris currently serves on the advisory board of the Coastal Studies Foundation in Manteo, North Carolina and public radio station WUNC in Chapel Hill, North Carolina. He previously served as a director of Peregrine Systems Inc. and was a member of its audit committee. Mr. Harris has been a director of the Company since 1996 and serves as Chairman of our Nominating and Corporate Governance Committee. He also serves as a member of our Compensation and Executive Committees.

Woodley L. Hunt

Chairman and Chief Executive Officer, Hunt Companies, Inc.

Director since 2012

Mr. Hunt, age 68, has served as the Chairman and Chief Executive Officer of Hunt Companies, Inc. (“Hunt”) since January 1991. Hunt is an industry-leading real estate company dedicated to building value through development, investment, and management. For decades, Hunt has focused on the key areas of public-private partnerships, community development, real asset investment management, and multifamily housing. Mr. Hunt also serves as Chairman of the Hunt Family Foundation, a private family foundation. He received a number of honors and awards including being recognized as one of the “Philanthropists of the Year” for 2008 by the West Texas-Southern New Mexico Chapter of the Association of Fundraising Professionals. Mr. Hunt also serves on various national, state and local advisory and development boards including the Texas Business Leadership Council, Complete College America, College for all Texas Foundation, Visitors of the University of Texas MD Anderson Cancer Center-Houston, the Borderplex Alliance, Council for Continuous Improvement and Innovation in Texas Higher Education, University of Texas at El Paso, Texas Tech University Health Sciences Center, Western Governors University, WestStar Bank and Tom Lea Institute. Mr. Hunt has been a director of the Company since December 2012 and serves on our Compensation and Public Policy and Corporate Reputation Committees.

Stephen N. Wertheimer

Managing Director and Founding Partner, W Capital Partners

Director since 1996

Mr. Wertheimer, age 63, has been a Managing Director and Founding Partner of W Capital Partners since 2001. He has over 30 years of experience in investment banking and principal investments. Prior to founding W Capital Partners, Mr. Wertheimer served as a Managing Director of CRT Capital Group, LLC. He was a Founder and Managing Member of Water Capital Management from 1991 to 1997. From 1988 to 1991, he served as a Managing Director and the Group Head of Investment Banking-Asia of PaineWebber Incorporated. Prior to 1988, Mr. Wertheimer was a Managing Director at First Chicago Corporation, where he specialized in tax-structured domestic and international principal investments and was a Vice President with Bank of America’s tax financing group making equity investments for the parent corporation. Mr. Wertheimer has extensive board experience having served on the boards of over thirty companies, both public and private. Mr. Wertheimer is a member of the International Council of Advisors of the National Geographic Society. He is also a member of the board of directors of Dynacast International, Inc., Moosejaw Inc., M*Modal Inc., and World Kitchen, Inc. Mr. Wertheimer has been a director of the Company since 1996 and serves as Chairman of the Energy Resources and Environmental Committee. He also serves as a member of the Executive and Nominating and Corporate Governance Committees.

El Paso Electric Company 2014 Proxy Statement	5

Charles A. Yamarone

Managing Director, Houlihan Lokey

Director since 1996

Mr. Yamarone, age 55, has been Managing Director of Houlihan Lokey since January 2014. From November 2009 until January 2014, he was a director, where he was a senior member of the Debt Capital Markets Group. Mr. Yamarone also worked for over 18 years at Libra Securities (“Libra”) and its predecessors. At Libra, Mr. Yamarone served in a wide variety of roles and was involved in all areas of Libra’s business as an institutional broker-dealer, including capital markets, corporate finance, sales and trading, research, legal, compliance, operations and administration. He was a director of Continental Airlines, Inc. from 1995 until its merger into United Continental Holdings, Inc. in October 2010 and was chairman of Continental’s human resources committee and a member of its corporate governance and social responsibility committee. Since October 2010, he has been a director of United Continental Holdings, Inc. and is chairman of its compensation committee and a member of its executive committee. Until January 2012, he was a director of New Millennium Homes, LLC, a privately-owned homebuilder, and served on its audit committee. He also previously served as a director of four other public companies. Mr. Yamarone has been a director of the Company since 1996 and is Chairman of our Compensation Committee. He also serves as a member of our Audit and Energy Resources and Environmental Committees.

CLASS I DIRECTORS (TERM EXPIRING IN 2016)

John Robert Brown

Owner and President, Brownco Capital, LLC

Director since 2003

Mr. Brown, age 69, has been the Owner and President of Brownco Capital, LLC, a private investment company, since November 2007. From May 1992 to March 2008, Mr. Brown was the President and Chairman of the Board of Desert Eagle Distributing of El Paso, Inc., a distributor of Anheuser-Busch products in West Texas and Eastern New Mexico. He currently serves on the board of directors of WestStar Bank and the University of Texas at El Paso Development Board. Mr. Brown has been a director of the Company since June 2003 and serves on our Audit, Energy Resources and Environmental and Public Policy and Corporate Reputation Committees.

James W. Cicconi

Senior Executive Vice President for External and Legislative Affairs, AT&T Services, Inc.

Director since 1997

Mr. Cicconi, age 61, has been Senior Executive Vice President of External and Legislative Affairs for AT&T Services, Inc. since November 2005. Prior to that, Mr. Cicconi served as Executive Vice President for Law and Government Affairs and General Counsel of AT&T Corp. He served as a partner of Akin, Gump, Strauss, Hauer & Feld, LLP (“Akin Gump”) from 1991 to 1998. While practicing law at Akin Gump, Mr. Cicconi specialized in administrative and regulatory law, as well as federal legislation, representing a range of corporate clients. He was also involved in a number of significant transactions, including public sales, restructurings and acquisitions. Mr. Cicconi served as Deputy Chief of Staff to President George H. W. Bush and also served as the Senior Issues Advisor to President Bush’s 1988 and 1992 election campaigns. Mr. Cicconi has been a director of the Company since 1997 and serves as Chairman of our Public Policy and Corporate Reputation Committee. He also serves as a member of our Audit and Executive Committees.

Patricia Z. Holland-Branch

Owner, Chairman and Chief Executive Officer, The Facilities Connection, Inc.

Director since 1997

Ms. Holland-Branch, age 70, has been the Owner, Chairman and Chief Executive Officer of The Facilities Connection, Inc., headquartered in El Paso, Texas since 1986. The company provides its national and international customers with professional services, including interior design, project management, logistics, and installation. She currently serves on the board of directors of the Borderplex Alliance, the advisory board for Texas Tech University Gayle Greve Hunt School of Nursing and is a former director for El Paso Hispanic Chamber of Commerce Foundation, Regional Economic Development Corporation, and El Paso Branch of the Federal Reserve Bank of Dallas as well as a past chairman of the board for the Greater El Paso Chamber of Commerce. Ms. Holland-Branch has been a director of the Company since 1997 and serves on our Public Policy and Corporate Reputation and Energy Resources and Environmental Committees.

Thomas V. Shockley, III

Chief Executive Officer since January 2012, El Paso Electric Company Retired Vice Chairman and Chief Operating Officer, American Electric Power Company, Inc.

Director since 2010

Mr. Shockley, age 69, retired in 2004 after a lengthy career in the regulated utility industry. From 2000 to 2004, he served as the Vice Chairman and Chief Operating Officer of American Electric Power Company, Inc. (“AEP”), one of the largest electric utilities in the United States. From 1997 to 2000, Mr. Shockley was President and Chief Operating Officer of Central and South West Corporation, which combined with American Electric Power of Columbus, Ohio in 2000 to form AEP. He serves on the board of the Borderplex Alliance and University of Texas at El Paso Development Board. In his career, Mr. Shockley served in various other executive and management positions in the utility and energy industries. He previously served on the boards of directors of the Foundation Coal Company, Cellnet and on the board of Chase Energy

6	El Paso Electric Company 2014 Proxy Statement

Development. Mr. Shockley was appointed Interim Chief Executive Officer from January 2012 until May 2012, when he was elected Chief Executive Officer. Previously, he served on our Executive, External Affairs and Energy Resources and Environmental Committees. Currently, he serves as Ex-Officio member of the Committees of the Board.

CORPORATE GOVERNANCE

BOARD STRUCTURE

Although not required by the Company’s Bylaws, since 1996, the offices of Chairman and Chief Executive Officer (“CEO”) of the Company have been held by different individuals. The Chairman of our Board, Mr. Parks, is an independent director. Our CEO, Mr. Shockley, is the only member of management on the Board. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

CORPORATE GOVERNANCE GUIDELINES AND TRADING POLICY

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board Committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. The website and its contents are not part of this Proxy Statement.

The Board believes that directors should hold meaningful equity ownership positions in the Company. Each non-employee director is expected to be a beneficial owner of shares of the Company’s Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board. Each non-employee director with two years or more of service on the Board met this stock ownership guideline as of December 31, 2013. The guidelines for our executive officers are described in the Compensation Discussion and Analysis.

In addition, we prohibit our executive officers and directors from engaging in hedging activities such as trading options (for example, puts, calls and other derivatives) and also prohibit them from having Company shares in margin accounts.

STANDARDS OF BOARD INDEPENDENCE

The Guidelines, among other things, set forth categorical standards to assist the Board in making determinations of director independence in accordance with the rules of the NYSE. The Board makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee, which requires that the director meet additional requirements), the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year or $1 million.

(ii)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year or $1 million.

(iii)	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year or $1 million.

(iv)	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year or $1 million.

After a review of all relevant factors and applying these categorical standards and the independence criteria of the NYSE, the Board has determined that:

—	Ms. Allen, Ms. Holland-Branch, and Messrs. Brown, Cicconi, Escudero, Harris, Hunt, Parks, Siegel, Wertheimer and Yamarone are independent; and

—	Mr. Shockley, who is serving as the Company’s CEO, is not independent.

El Paso Electric Company 2014 Proxy Statement	7

In determining the independence of Mr. Cicconi, the Board took into account various bilateral payments, which are not material in amount, between the Company and AT&T (for which Mr. Cicconi serves as an executive) relating to utility services and property.

In determining the independence of Ms. Holland-Branch, the Board took into account the Company’s purchases of immaterial amounts of goods and services from The Facilities Connection, Inc., a company owned by Ms. Holland-Branch and an immaterial amount of goods from a vendor whose President is Ms. Holland-Branch’s son. All transactions between the Company and entities owned by Ms. Holland-Branch ceased in March 2013.

In addition, the Board has determined that all members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Act”).

Within the last three years, the Company has not made any charitable contributions to any charitable organization for which a director of the Company serves as an executive officer in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

BOARD’S ROLE IN RISK OVERSIGHT

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it approves, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

The Energy Resources and Environmental Committee assists the Board in overseeing risks associated with the Company’s electric generating fleet, including plants in which we are the sole owner and those (such as the Palo Verde Nuclear Generating Station) operated by others; issues facing the Company from legislative and regulatory initiatives regarding climate change, emissions, renewables and alternative energy; and environmental issues, including compliance with applicable environmental laws and regulations.

The Public Policy and Corporate Reputation Committee (formerly External Affairs) assists the Board in overseeing matters relating to the Company’s legislative and regulatory affairs including, but not limited to, those relating to local government and the Company’s state and federal regulators; communication and public relations activities related to the Company’s brand and reputation; matters relating to corporate and social responsibility; and contributions by the employee political action committee as well as corporate activities related to civic and charitable affairs in accordance with applicable regulations.

It is the responsibility of senior management to identify, assess, and manage our exposure to risk inherent in the operation of the Company and the implementation of our strategic plan. The Board, however, plays an important role in overseeing management’s performance of these functions. In connection with its review of the operations of the Company’s business, the Board addresses the primary risks associated with various business decisions and operations. In addition, the Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within such Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Company has an enterprise risk management program that was established in 2010. The Company’s Senior Vice President, General Counsel and Chief Compliance Officer, who reports directly to the Audit Committee, is responsible for identifying, evaluating and enabling the development, implementation and monitoring of risk mitigation strategies.

Pursuant to its Charter, the Audit Committee oversees the operation of this enterprise risk management program, and the Senior Vice President, General Counsel and Chief Compliance Officer and her team make periodic reports to the Audit Committee about the identified risks and the management controls and methodologies in place to manage those risks. In connection with its risk management role, the Audit Committee periodically meets privately with representatives from the Company’s internal auditors and its independent registered public accounting firm. The Audit Committee provides reports to the Board that include these activities.

8	El Paso Electric Company 2014 Proxy Statement

CORPORATE GOVERNANCE

BUSINESS CONDUCT POLICIES

The Board has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the Chief Executive Officer, the Senior Vice President and Chief Financial Officer, and the Vice President and Controller. A current copy of the Code of Ethics may be found on the Company’s website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Vice President and Controller or persons performing similar functions will be disclosed by posting such information on the Company’s website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, Energy Resources and Environmental, Executive, Nominating and Corporate Governance and Public Policy and Corporate Reputation Committees (the “Committee Charters”) may also be found on the Company’s website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton Street, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management directors by writing to James W. Harris, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

NYSE CORPORATE GOVERNANCE LISTING STANDARDS

The Company’s CEO must certify to the NYSE each year that he is not aware of any violation by the Company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary. Such certification must be made within thirty days of the date of the Company’s annual shareholders’ meeting. The 2013 CEO certification was submitted to the NYSE timely and without qualification.

El Paso Electric Company 2014 Proxy Statement	9

DIRECTORS’ MEETINGS,
COMPENSATION, AND COMMITTEES

MEETINGS

The Board held eight meetings in 2013 and held executive sessions at each meeting. The Chairman of the Board presides at the executive sessions. All directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

The Company does not have a formal policy regarding director attendance at Annual Meetings. All members of the Board except Mr. Wertheimer attended the 2013 Annual Meeting.

2013 DIRECTOR COMPENSATION
The table set forth below provides information regarding compensation paid to the non-employee directors of the Company.
	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
	($)	($)	($)	($)
Name	(a)	(b)(c)	(d)
Allen, Catherine A.	$32,500	$166,407	$4,670	$203,577
Brown, John Robert	80,500	132,405	3,658	216,563
Cicconi, James W.	83,250	132,405	3,658	219,313
Escudero, Edward	64,250	155,139	3,053	222,442
Harris, James W.	73,000	132,405	3,658	209,063
Holland-Branch, Patricia Z.	19,000	169,399	4,734	193,133
Hunt, Woodley L.	29,000	161,404	3,119	193,523
Parks, Michael K.		387,147	8,886	396,033
Siegel, Eric B.	88,500	132,405	3,658	224,563
Wertheimer, Stephen N.		203,415	5,937	209,352
Yamarone, Charles A.	95,500	132,405	3,658	231,563
(a)	This column reports the amount of cash compensation earned in 2013 for Board and Committee service, based on the compensation policy described below. Annually, directors can elect to receive retainers and meeting fees in cash, restricted stock or a combination of cash and stock. Mr. Parks and Mr. Wertheimer elected to receive this compensation in restricted stock in 2013. Ms. Allen, Mr. Escudero, Ms. Holland-Branch and Mr. Hunt elected to receive this compensation in a combination of cash and restricted stock. The remaining directors elected to receive their compensation in cash.
(b)	This column represents the aggregate grant date fair value of awards granted in 2013 computed in accordance with FASB ASC Topic 718. Fair value for restricted stock is calculated using the closing price of our stock on the grant date. For additional information on valuation assumptions, see Note G of Notes to the Financial Statements in the Company’s 2013 Annual Report on Form 10-K.
(c)	The per share grant date fair value for each grant of restricted stock awards during 2013 (which cannot be sold for one year) is set forth in the next table together with dividends paid on such awards. There were no other stock awards held by the non-employee directors at fiscal year-end.
(d)	The Company paid quarterly dividends of $0.25 per share on its Common Stock on March 29, 2013, and $0.265 per share on its Common Stock each quarter thereafter. Unvested restricted shares qualify as participating securities, and individuals awarded these shares received their respective cash dividends.

10	El Paso Electric Company 2014 Proxy Statement

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

	Fair Value at
	Grant Date –	Stock	Dividends
	Stock Awards	Awards	Paid on
Name	(per share)	(# of Shares)	Stock Awards
Allen, Catherine A.	$31.91	266	$278
Allen, Catherine A.	33.65	282	224
Allen, Catherine A.	37.83	3,500	2,783
Allen, Catherine A.	35.31	241	128
Allen, Catherine A.	33.40	225	60
Brown, John Robert	37.83	3,500	2,783
Cicconi, James W.	37.83	3,500	2,783
Escudero, Edward	37.83	3,500	2,783
Escudero, Edward	35.31	361	191
Escudero, Edward	33.40	299	79
Harris, James W.	37.83	3,500	2,783
Holland-Branch, Patricia Z.	31.91	251	262
Holland-Branch, Patricia Z.	33.65	237	188
Holland-Branch, Patricia Z.	37.83	3,500	2,783
Holland-Branch, Patricia Z.	35.31	298	158
Holland-Branch, Patricia Z.	33.40	314	83
Hunt, Woodley L.	37.83	3,500	2,783
Hunt, Woodley L.	35.31	424	225
Hunt, Woodley L.	33.40	420	111
Parks, Michael K.	31.91	2,264	2,366
Parks, Michael K.	33.65	1,842	1,464
Parks, Michael K.	37.83	3,500	2,783
Parks, Michael K.	35.31	1,770	938
Parks, Michael K.	33.40	1,737	460
Siegel, Eric B.	37.83	3,500	2,783
Wertheimer, Stephen N.	31.91	666	696
Wertheimer, Stephen N.	33.65	542	431
Wertheimer, Stephen N.	37.83	3,500	2,783
Wertheimer, Stephen N.	35.31	432	229
Wertheimer, Stephen N.	33.40	487	129
Yamarone, Charles A.	37.83	3,500	2,783

During 2013, compensation for non-employee directors consisted of the following:

(1)	Each non-employee director received an annual retainer of $40,000.

(2)	The Chairman of the Audit Committee received an additional annual retainer of $10,000, and the chair of each of the other Committees of the Board received an additional annual retainer of $5,000.

(3)	Each non-employee director who is a member of a Committee or who is invited to attend by the Committee Chairman, received a meeting fee of $1,000 per meeting for each Board and Committee meeting (other than Audit Committee meetings).

(4)	Each Audit Committee member or Board member invited to attend by the Audit Committee Chairman received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.

(5)	The Chairman of the Board received an additional award of $150,000, which was paid in stock.
(6)	Each non-employee director received an award of 3,500 shares of restricted stock. Restricted stock awarded to directors cannot be sold until one year after the grant.

Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for active directors.

The Company’s Restated Articles of Incorporation and Bylaws, as amended, provide for indemnification of the Company’s directors and executive officers up to the maximum extent provided by the Texas Business Organizations Code (“TBOC”), and the Company maintains director and officer liability insurance. The Company has Indemnification Agreements with each of the Company’s directors and executive officers.

El Paso Electric Company 2014 Proxy Statement	11

COMMITTEES

The Board has the following standing Committees: Audit, Compensation, Nominating and Corporate Governance, Executive, Energy Resources and Environmental and Public Policy and Corporate Reputation (formerly External Affairs).

During 2013, the Audit Committee was composed of directors Escudero (appointed Chairman in May 2013), Brown, Cicconi, Parks, Siegel and Yamarone (committee Chairman until May 2013). The Audit Committee, which held 13 meetings in 2013, is responsible for appointing the independent auditors of the Company, reviewing all recommendations of the Company’s independent auditors and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and otherwise overseeing the Company’s financial reporting. The Audit Committee, in conjunction with senior management, also reviews the Company’s internal controls and disclosure controls and procedures. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board and amended on July 29, 2011. The Board has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) under the Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has determined that Messrs. Escudero, Parks, and Yamarone meet the criteria of Audit Committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

During 2013, the Compensation Committee was composed of directors Yamarone (appointed Chairman in May 2013 and previously served as Vice Chairman), Harris, Hunt, Parks and Siegel (appointed as a committee member in May 2013). The Board has determined that each member of this Committee is independent under the rules of the NYSE. The Compensation Committee, which held ten meetings in 2013, is responsible for evaluating and approving the compensation of executive officers and the Chairman of the Board. It also reviews and approves recommended Company-wide compensation increases for employees, as well as approves the adoption of collective bargaining agreements. The Compensation Committee is also responsible for evaluating, adopting and administering benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board and amended on May 9, 2013. Additional information concerning the Compensation Committee’s process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Frederic W. Cook & Company, Inc. (“FW Cook”) appears under the caption “Compensation Discussion and Analysis” below.

During 2013, the Nominating and Corporate Governance Committee was composed of directors Harris (Chairman), Allen (appointed as a committee member in May 2013), Escudero, Parks, Siegel and Wertheimer. The Board has determined that each member of this Committee is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee, which held seven meetings in 2013, is responsible for identifying qualified individuals to serve as members of the Board, recommending directors for appointment to Committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board on November 13, 2003.

During 2013, the Executive Committee was composed of directors Siegel (Chairman), Cicconi (appointed as a committee member in May 2013), Harris, Parks and Wertheimer. The Executive Committee, which held three meetings in 2013, consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board (except as prohibited by TBOC) between meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board on July 15, 2004.

During 2013, the Public Policy and Corporate Reputation Committee (formerly External Affairs Committee) was composed of directors Cicconi (Chairman, appointed in May 2013), Allen, Brown (who served as Chairman of the External Affairs Committee until May 2013), Holland-Branch and Hunt. The Public Policy and Corporate Reputation Committee, which held five meetings in 2013, is responsible for overseeing matters relating to the Company’s legislative and regulatory affairs including, but not limited to those relating to local government and the Company’s state and federal regulators; communication and public relations activities related to the Company’s brand and reputation; matters relating to corporate and social responsibility; and contributions by the employee political action committee as well as corporate activities related to civic and charitable affairs in accordance with applicable regulations. The roles and responsibilities of the Public Policy and Corporate Reputation Committee are described in detail in a written charter adopted by the Board and amended on July 26, 2013.

During 2013, the Energy Resources and Environmental Committee was composed of Directors Wertheimer (Chairman), Allen, Brown (appointed as a committee member in May 2013), Holland-Branch and Yamarone (appointed as a committee member in May 2013). This Committee held five meetings in 2013. The Energy Resources and Environmental Committee is responsible for (i) reviewing and assessing the operations of the

12	El Paso Electric Company 2014 Proxy Statement

DIRECTORS’ MEETINGS, COMPENSATION, AND COMMITTEES

Company’s electric generating fleet, including plants in which it is the sole owner and those operated by others in which it owns a minority interest (such as the Palo Verde Nuclear Generating Station); (ii) overseeing the affairs and operations of the Company to determine whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations; and (iii) identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Energy Resources and Environmental Committee are described in detail in a written charter adopted by the Board on September 24, 2009.

EVALUATION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee will consider nominees for the Board submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Company more than 90 days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (i) the name and address of the shareholder making the nomination; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board; (iii) a representation of the shareholder as to the number of shares of stock of the Company that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the Board if so elected. Any such shareholder notice should be submitted in writing to: El Paso Electric Company, Attn: Office of the Secretary, 100 N. Stanton Street, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board, the Nominating and Corporate Governance Committee reviews an individual’s qualifications, and makes a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board, the Nominating and Corporate Governance Committee will assess the prior performance of such director. The Nominating and Corporate Governance Committee will also periodically review the composition of the Board in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees, but its practice has been to seek a combination of skills, experience, geographic and local knowledge, backgrounds and outlook that is in the best interest of the Company and its various constituencies. No director may serve on the boards of more than three other public companies while serving on the Company’s Board.

El Paso Electric Company 2014 Proxy Statement	13

PROPOSAL 2
APPROVAL OF EL PASO ELECTRIC
COMPANY’S AMENDED AND RESTATED
2007 LONG-TERM INCENTIVE PLAN

GENERAL

The Board of Directors is seeking shareholder approval of the El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”). A vote for the Plan will mean approval of an increase in shares available for future grants under the Plan and re-approval of the performance metrics that may be used for performance-based awards under the Plan, all as described below.

The purpose of the Plan is to provide a means whereby employees and directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

As of December 31, 2013, 490,362 shares of our common stock remained available for issuance under the 2007 Long-Term Incentive Plan as currently in effect. If approved, the number of shares available for issuance under the Plan would be increased by 1,209,638 less any awards granted between December 31, 2013 and the date of the annual meeting, so that a total of 1,700,000 shares would be available for future grants (minus the number of Shares subject to Awards granted by the Company between December 31, 2013 to the date of the annual meeting).

If stockholders do not approve the Plan, we will continue to grant equity awards under the terms of the 2007 Long-Term Incentive Plan as currently in effect.

Reference is made to Exhibit A to this Proxy Statement for the complete text of the Plan which is summarized below.

OVERVIEW OF PLAN

Shares Under the Plan. The following information summarizes, as of December 31, 2013, the equity awards outstanding under the Plan as in effect as of such date and our prior plans:

Number of Restricted Shares Outstanding: 120,534 Number of Performance Awards Outstanding (Assuming Maximum Performance): 249,994 Shares Available for Grant: 490,362

If approved, the number of shares available for issuance under the Plan would be increased by 1,209,638, less any awards granted between December 31, 2013 and the date of the annual meeting, so that a total of 1,700,000 shares would be available for future grants (minus the number of Shares subject to Awards granted by the Company from December 31, 2013 and the date of the annual meeting).

The number of shares available for grant under the Plan may increase in connection with the cancellation or forfeiture of awards outstanding or by shares tendered to pay the taxes upon vesting of restricted stock awards.

Equity Overhang and Burn Rate. As of December 31, 2013, our equity overhang was equal to 2.14%. Equity overhang means the total number of shares subject to outstanding equity awards plus shares available for grant, together as a percentage of total shares subject to equity awards outstanding plus shares available for grant plus our outstanding stock. If the requested increase in shares is approved by our stockholders, this equity overhang

(based on the equity awards and shares outstanding as of December 31, 2013 would increase to 5.14%.

Our “burn rate” for 2013, measured as number of equity awards granted during the fiscal year as a percentage of 2013 weighted average total shares outstanding was 0.40% under this formulation. Factoring in the impact of cancelled and forfeited awards, our burn rate was 0.40%.

Features of the Plan. The Plan includes a number of specific terms and limitations that the Compensation Committee believes are consistent with the long-term interests of our stockholders. These features include:

—	No dividends on unearned performance awards. The Plan prohibits the issuance of ordinary cash dividends and dividend equivalents on all unearned performance stock awards.
—	No discounted awards. The Plan requires the exercise price of stock options and stock appreciation rights (“SARs”) to be not less than the fair market value of our common stock on the date of grant. We do not currently grant stock options or SARs.

—	No stock option repricing. The Plan includes an express prohibition on repricing of stock options, including SARs. We do not currently grant stock options or SARs.
—	No “evergreen” provision. The Plan provides for a limited number of shares for grant and does not provide for any annual increase of available shares for future issuance.

14	El Paso Electric Company 2014 Proxy Statement

PROPOSAL 2 APPROVAL OF EL PASO ELECTRIC COMPANY’S
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

DESCRIPTION OF PLAN

Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). Subject to the express provisions of the Plan, the Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee shall approve. The Committee will also have authority to establish rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.

Change in Control. In the event of certain acquisitions of 30% or more of our common stock, certain changes in a majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company’s shareholders receive 60% or more of the stock of the surviving company) or the liquidation or dissolution of the Company, all outstanding options and SARs will be exercisable in full, and the restricted stock and restricted stock units will become immediately vested and payable. The performance period applicable to performance shares and performance units shall end upon the occurrence of a change in control in the manner and on the date determined by the Committee in its sole discretion. The performance goals associated with such awards shall be measured based on performance achieved through the end of such shortened performance period and such awards shall become vested and payable on a prorated basis to reflect the shortened performance period, with the remaining portion of the awards terminating.

Termination and Amendment. If approved by shareholders, the Plan will terminate in 2024 unless terminated earlier by the Board of Directors. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any award agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in the Plan, options or SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously granted SAR, and no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

Stock Options - General. The Committee will determine the conditions to the exercisability of each option. Upon exercise of an option, the purchase price may be paid in cash or by delivery of previously owned shares of our common stock. The exercise price of a stock option, whether a non-qualified stock option or incentive stock option, will not be less than the fair market value of our common stock on its date of grant.

The award agreement shall set forth the extent to which the participant shall have the right to exercise the non-qualified stock option or incentive stock option in the event of participant’s termination of employment or service. Such provisions will be determined by the Committee.

Stock Appreciation Rights. The period for the exercise of a stock appreciate right (“SAR”) will be determined by the Committee. The base price of a SAR will not be less than 100% of the fair market value of our common stock on the date of grant. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of our common stock (which may be restricted stock), cash or combination thereof with a value equal to the difference between the fair market value of our common stock on the exercise date and the base price of the SAR. The Committee may impose restrictions upon exercise of a SAR granted under the Plan.

The award agreement shall set forth the extent to which the participant shall have the right to exercise the SAR in the event of participant’s termination of employment or service. Such provisions will be determined by the Committee.

Restricted Stock and Restricted Stock Units. The Plan provides for the grant of (i) restricted stock awards which may be subject to a restriction period (“restricted stock”), and (ii) restricted stock units which are similar to restricted stock except no shares are actually awarded. An award of restricted stock or restricted stock units may be subject to specified performance measures during the applicable restriction period. Shares of restricted stock will be freely transferable after all conditions and restrictions have been satisfied or have lapsed. The Committee may determine the extent to which the participant shall have the right to retain restricted stock and/or restricted stock units in the event of participant’s termination of employment or service. Unless otherwise set forth in a restricted stock award agreement, the holder of a restricted stock award will have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock. A participant shall have no voting rights with respect to any restricted stock units granted under the Plan.

Performance Units and Performance Shares. The Plan also provides for the grant of performance units and performance share awards. Each performance unit and each performance share is a right, contingent upon the attainment of performance measures within a specified performance period. A participant shall have no dividend rights with respect to any performance units or performance share awards that are unearned. The Committee will determine the form of payout of cash or in shares (or in a combination thereof) equal to the value of earned performance units/ performance shares at the close of the applicable performance period. The Committee may determine the extent to which the participant shall have the right to retain the performance units and/or performance shares in the event of participant’s termination of employment or service.

El Paso Electric Company 2014 Proxy Statement	15

Performance Goals. If the Committee desires to grant performance-based awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the performance goals will consist of any of the following:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;
(n)	Market share;
(o)	Customer satisfaction;
(p)	Working capital targets; and
(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Cash-Based Awards and Other Stock-Based Awards. The Plan also provides for the grant of cash-based awards and other types of equity-based or equity-related awards not otherwise described by the Plan as determined by the Committee. The Committee will determine the value of the cash-based awards and other stock-based awards and may establish performance goals. In the event the Committee establishes performance goals, the number and/or value of cash-based awards or other stock-based awards that will be paid out will depend on the extent to which performance goals are met. The Committee shall determine the extent to which the participant shall have the right to receive cash-based awards or other stock-based awards in the event of participant’s termination of employment or service.

Non-Employee Director Awards. Unless the Board determines otherwise, on the date of each annual meeting of shareholders of the Company, the following restricted stock awards shall be made to each person who is a non-employee director immediately after such meeting of shareholders:

(a)	Each non-employee director shall receive a restricted stock award of three thousand five hundred (3,500) shares;
(b)	The Chairman of the Board shall receive an additional award of $150,000 paid in cash or restricted stock.

The Board will have full discretion to change grant practices for non-employee directors.

Maximum Awards for Employees. Generally, the Plan limits the annual awards to any individual employee as follows:

(a)	300,000 options;
(b)	300,000 SARs;
(c)	150,000 shares of restricted stock or restricted stock units;
(d)	150,000 performance shares or performance units; and
(e)	$3,000,000 or 150,000 shares of cash-based or other stock-based awards.

Adjustments. The shares available under the Plan are subject to adjustment in the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spinoff, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction. Shares covered by an award shall be counted as used as of the date of grant. Under the Plan, any shares related to awards under the Plan or the Company’s prior plans which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, and shall be available again for grant under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Plan.

A participant generally will not recognize taxable income at the time an option is granted, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of disposition, the participant will recognize compensation taxable as ordinary income equal

16	El Paso Electric Company 2014 Proxy Statement

PROPOSAL 2 APPROVAL OF EL PASO ELECTRIC COMPANY’S
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

to the excess of the lesser of (i) the amount realized upon disposition and (ii) the fair market value of the shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction.

A participant generally will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. This amount generally is deductible by the Company as compensation expense.

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. Restricted stock units generally will also be taxed as ordinary income upon vesting unless structured in compliance with applicable tax rules to defer taxation until settlement.

NEW PLAN BENEFITS

The awards under the Plan are discretionary, so it is not possible to determine the benefits received in the future by participants, except with respect to directors annual grants under the current Board compensation policy. The following table sets forth the aggregate number of annual restricted stock awards that would be granted annually in 2014 to non-employee directors based on the current Board compensation policy as described in the Plan.

Position	Restricted Shares Number
Non-employee directors (11 persons)	38,500

The grants to each Named Executive Officer of the Company is set forth under “Grants of Plan-Based Awards” above. In fiscal 2013, executive officers of the Company received an aggregate award of 27,997 shares of restricted stock which have a three-year vesting schedule, and 27,584 performance shares at target which have a three-year performance cycle. Other employees received awards for an aggregate of 33,085 shares. However, awards under the Plan are discretionary, and therefore, individuals may receive different amounts of awards in the future.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	—	$—	490,362
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	490,362

VOTE REQUIRED AND BOARD RECOMMENDATION

Under our Bylaws, the affirmative vote of the holders of a majority of the shares of common stock entitled to vote and represented in person or by proxy at the Annual Meeting is required to approve the El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PLAN.

El Paso Electric Company 2014 Proxy Statement	17

PROPOSAL 3
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG LLP, which served in the same capacity in 2012 and 2013, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Board’s proposal, the Board will reconsider its action with respect to the appointment of KPMG LLP. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2014.

AUDIT FEES

KPMG LLP billed the Company an aggregate of $1,162,000 and $1,123,000 for professional services rendered in connection with the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section

404 certification) and review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during the fiscal years ended December 31, 2013 and December 31, 2012, respectively.

AUDIT-RELATED FEES

KPMG LLP billed the Company $232,000 and $519,000 for audit-related services during the fiscal years ended December 31, 2013 and 2012, respectively. These audit-related services included (i) audits of state and federal regulatory filings; (ii) audits of benefits plans; and (iii) comfort letters associated with the refunding and remarketing of two series of pollution control bonds and the issuance of a series of Senior Notes in 2012.

TAX FEES
KPMG LLP did not render tax services for the years ended December 31, 2013 or 2012.

ALL OTHER FEES

The Company paid no other fees to KPMG LLP during the fiscal years ended December 31, 2013 and 2012.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee Charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent auditors pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such pre-approvals to the full Audit Committee at the next Audit Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

18	El Paso Electric Company 2014 Proxy Statement

PROPOSAL 4
ADVISORY VOTE TO APPROVE
THE COMPANY’S EXECUTIVE
COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank Act”), we are once again providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as hereinafter defined) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, shareholders be given the opportunity to vote on an advisory basis regarding the frequency (i.e., annually, every two years or every three years) of future shareholder advisory votes on the compensation of our Named Executive Officers. At the 2010 Annual Meeting, the shareholders indicated a preference for holding “Say-on-Pay” advisory votes on an annual basis as recommended by the Board of Directors. Thus, the advisory vote in this Proposal 4 reflects the approved annual frequency and the next advisory vote on the frequency of future Say-on-Pay votes will occur no later than the 2016 Annual Meeting.

Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement for a more detailed discussion of how our compensation programs further the Company’s objectives.

At this meeting, the shareholders will be asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narratives and other materials in the Company’s Proxy Statement.”

Our Board and Compensation Committee urge shareholders to endorse the compensation program for our executive officers by voting “FOR” the above resolution. The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The Board and the Compensation Committee believe that the Company’s executive officer compensation program, as described in the Compensation Discussion and Analysis and other related sections of this Proxy Statement, is reasonable and effective in aligning the interests of the executive officers with the interests of the Company’s shareholders. We believe that our executive compensation program is designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, as described in detail in our Compensation Discussion and Analysis below, our program has the following features:

—	Strong focus on performance-based pay consisting of annual incentives tied to key financial and operating measures and long-term incentives tied to shareholder return;
—	75% of the ongoing long-term incentive program is tied directly to relative shareholder return;
—	Limited perquisites; and
—	No tax gross-ups in our change in control or severance programs.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee of our Board. The Compensation Committee and our Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

El Paso Electric Company 2014 Proxy Statement	19

COMPENSATION DISCUSSION
AND ANALYSIS

EXECUTIVE COMPENSATION PHILOSOPHY AND OVERVIEW

Our executive compensation program is designed to:

—	Attract and retain qualified executives by providing comprehensive and market-competitive compensation;
—	Encourage a high level of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and
—	Motivate our executive team to achieve the Company’s business strategy and ensure focus on long-term shareholder return.

To meet these goals, our executive compensation program currently consists of base salary, an annual performance bonus payable in cash, and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of market data, company performance and individual responsibility and performance.

2013 EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights regarding our 2013 executive compensation program include the following:

—	The Compensation Committee incorporated double- trigger severance arrangements into the CEO’s employment agreement for both cash severance and equity accelerated vesting, requiring both termination of employment and a change in control to receive change in control benefits, which is consistent with our practice for the other Named Executive Officers.

—	We negotiated an amended employment agreement with our CEO.We extended the term of our CEO’s employment agreement until December 15, 2015 to ensure his commitment to continued employment with the Company until such time.

—	Our CEO’s potential severance benefits are below market standard practices, in that the agreement provides for no more than 12 months of base salary, a prorated annual bonus for the year in which termination occurs, and up to 12 months of reimbursement for health benefits coverage, together with accelerated vesting of equity.

—	We awarded our CEO a special grant of $500,000 of service-vested restricted stock in lieu of any other equity grant in 2013, with no vesting until the end of his extended employment agreement term in 2015.

—	In spite of good operating performance in 2013, our earnings per share fell short of expectations and resulted in a below-Target annual cash bonus payout to our Named Executive Officers, consistent with our philosophy of pay for performance and market competitive executive compensation.
—	The Total Shareholder Return regarding our three-year long term equity grant ending in 2013 failed to meet the threshold payout level versus our comparator group and thus we did not pay out any performance shares to Named Executive Officers, further demonstrating alignment of our compensation program with shareholder interests.

—	We planned a more balanced Annual Cash Bonus Plan for 2014 by decreasing the emphasis on the Earnings Per Share measure from 65% to 50% and adding a new metric for system reliability.
—	In 2013, our Named Executive Officers received three- year performance-based equity awards annually, and we do not pay dividends on unearned performance awards.
—	The Compensation Committee engaged in regular executive sessions without management present and regularly consults with its external executive compensation consultant.
—	The Compensation Committee reviewed tally sheets for the CEO, other Named Executive Officers and other officers together with reviewing and approving the Company’s annual report to shareholders regarding executive compensation.

EXECUTIVE COMPENSATION PROCESS

Our Compensation Committee reviews and approves compensation for all executive officers. The Compensation Committee reviews the performance of our CEO at least annually. Our CEO reviews other executive officers’ performance and reports his evaluations to the

Compensation Committee. Our CEO also recommends to and discusses with the Compensation Committee the non-equity compensation elements for the other executive officers, although the Compensation Committee approves the actual compensation awarded.

20	El Paso Electric Company 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Since May 2012, the Compensation Committee has engaged Frederic W. Cook & Company Inc. (“FW Cook”) as its independent outside executive compensation consulting firm. FW Cook’s services to the Compensation Committee during 2013 included:

—	An executive compensation study covering base salary, short-term incentives, long-term incentives, benefits and perquisites for executives of the Company (and its subsidiary) using an approved peer group and published surveys.

—	A report on CEO compensation and recommendations with respect to development of the CEO’s revised compensation package.
—	Regular updates on emerging trends and best practices at scheduled Compensation Committee meetings.
—	A review and comment on proxy disclosures, including this Compensation Discussion and Analysis report, summary compensation tables, and shareholder proposals.
—	Ad hoc support on issues directly related to the Compensation Committee’s scope of duties and responsibilities such as attraction and retention issues and incentive plan design.
—	Comprehensive review of our executive compensation plans, programs and policies.

The FW Cook consultant regularly attended meetings of the Compensation Committee and, as requested, attended its executive sessions. In addition, members of the Compensation Committee held discussions with the FW Cook consultant between meetings as the need arose. Pursuant to SEC rules, the Compensation Committee reviewed the independence of FW Cook and concluded there was no conflict of interest.

The Compensation Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards at one or more regularly scheduled meetings during the first quarter of each year. The Compensation Committee continues to review compensation matters throughout the year and changes or approves compensation at other times in response to hiring needs, market changes and other occurrences. The Compensation Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. At least annually, (and at other times when material decisions are being considered) the Compensation Committee reviews a summary of compensation (also called a “tally sheet”) with its outside independent executive compensation consulting firm for each executive officer showing all compensation, equity holdings and accrued retirement benefits. The tally sheets are designed to inform the Compensation Committee of the total compensation potentially payable to the executive officers, particularly in the event of change in control and/or separation from the Company, but were not a material factor in making any particular compensation decision during the year.

In 2013, we again held a shareholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a “say on pay” vote. More than 96% of shareholder votes (excluding abstentions and broker non-votes) were cast in favor of the compensation of our Named Executive Officers. Although this was only an advisory vote, we believe the approval by our shareholders shows support for our compensation philosophy and approach, and our Compensation Committee did not make any specific changes in response to this vote. Instead, it retained its general approach to determining our executive compensation as described in this CD&A while focusing on particular needs that arise during the year.

COMPENSATION BENCHMARKING

In consultation with FW Cook, the Compensation Committee approved a group of companies (referred to in this discussion as the “Compensation Comparator Group”), which includes United States shareholder-owned electric and diversified utilities, and which is used for an annual benchmarking review of our compensation program. These companies are regional electric and diversified utilities with business issues, scale and compensation programs similar to our own. The Compensation Committee reviews compensation information of the Compensation Comparator Group compiled from publicly available data and data from similarly-sized utilities from the Towers Watson Energy Services Executive Compensation Database.

For pay decisions made in 2013, the companies in the Compensation Comparator Group consisted of the following:

—	ALLETE, Inc.
—	Avista
—	Black Hills
—	CH Energy
—	Cleco
—	Empire District Electric
—	Great Plains Energy, Inc.
—	IDACORP, Inc.
—	MGE Energy
—	NorthWestern
—	Otter Tail
—	PNM Resources, Inc.
—	Portland General Electric
—	UNS Energy
—	Westar Energy

El Paso Electric Company 2014 Proxy Statement	21

PRIMARY COMPONENTS OF COMPENSATION

The primary components of our compensation program for the Named Executive Officers (as hereinafter defined) are:

—	Base salary;

—	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and

—	Long-term incentive equity compensation, currently awarded in restricted shares with a combination of time-based and performance-based vesting.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary. Base salary levels for our continuing executive officers are reviewed and set annually or as warranted in connection with hiring, promotions or reassignments. The Compensation Committee generally targets the 50th percentile level of the Compensation Comparator Group, although the Compensation Committee also considers each executive officer’s responsibility level, experience and individual performance. The Compensation Committee approved base salary increases effective January 2013, for the Named Executive Officers from 2.6% to 6.1%, except that Mr. Puente received an increase of 10.7% which included a market equity adjustment to better align his compensation with the market data provided by FW Cook. In addition, Mr. Hirschi received a promotional increase in connection with his appointment as Chief Financial Officer in October 2013. For 2013 each of the Named Executive Officers’ salaries fell within 15% of the 50th percentile, as determined by FW Cook, with the average being below the 50th percentile of similarly-positioned executives at members of the Compensation Comparator Group. Individual variations from the 50th percentile primarily reflect each executive’s skills, experience and performance in the position. Although individual performance and contributions are considered, no specific individual performance factors had a material impact on salaries for fiscal 2013.

Annual Cash Bonus Plan. The purpose of our Annual Cash Bonus Plan is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis. All employees, including all of our Named Executive Officers, are eligible to participate in the Annual Cash Bonus Plan.

Each executive officer is assigned a target award opportunity expressed as a percentage of base salary. The target for each of the Named Executive Officers for 2013 was as follows: (i) 70% for Mr. Shockley; and (ii) 45% for the other Named Executive Officers. (Prior to his appointment as Chief Financial officer in October 2013, Mr. Hirschi’s target was 35%, and his actual payout was prorated based on time spent in his current and prior positions). The target award represents the level of bonus payment the executive officer may earn in the event that plan performance is achieved at target or expected levels of performance. Payments at the target levels are further intended to approximate the 50th percentile of the total annual cash compensation opportunity among the Compensation Comparator Group. In addition, maximum and threshold award levels are established for each metric that adjust payouts for performance levels that exceed or fall below our plan. The CEO could earn 36% of his target bonus opportunity (22% for the other Named Executive Officers) if all metrics were achieved at Threshold performance, and could earn no more than 200% of the target bonus opportunity (178% for the other Named Executive Officers) at Maximum.

For our Named Executive Officers, the goals under the Annual Cash Bonus Plan for 2013 were based solely on the following corporate financial and operational performance measures.

—	Financial performance measured by earnings per share; and

—	Operational performance, measured by a combination of customer satisfaction, safety, and regulatory compliance goals.

—	No individual performance modifier was applied by the Committee in determining payouts to the Named Executive Officers under the Annual Cash Bonus Plan.

The safety goals under operational performance include the following: (i) lost time incidence rate; (ii) vehicle accident frequency rate; and (iii) medical incidence rate. All three safety goals are based on internal safety performance statistics. The maximum goal for 2013 was established using the best single-year performance in the past five years for each measure. The lost time incidence rate and the medical incidence rate are calculated by applying the number of respective incidents to total hours worked by employees. The vehicle accident frequency rate is determined by applying the number of chargeable vehicle accidents to total miles driven.

The customer satisfaction goal under operational performance is to increase customer satisfaction to a level of customer loyalty. Customer loyalty is defined as the point where, given a choice, a customer is less likely to switch to a competitor. The establishment and measurement of the customer satisfaction goal is based on an annual customer survey designed and conducted by a third-party marketing organization. Survey responses are provided by a combination of customer classes and are weighted as follows: (i) 50% for residential customers; (ii) 25% for small commercial customers; and (iii) 25% for large commercial customers.

The regulatory compliance goal under operational performance is designed to monitor and evaluate the Company’s regulatory compliance activities in light of the importance of the Company’s relationship with its regulators. The 2013 performance levels are based upon improvement from the previous year’s dollar impact as a result of fines or penalties assessed by regulators against the Company.

The earnings per share bonus goal for 2013 was established based on a range between a threshold of $2.20 and a maximum of $2.70. Executive officers would receive no bonus if the threshold earnings per share goal was not

22	El Paso Electric Company 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

achieved. Because the plan provides that bonus payments are made only if the Company’s reported earnings per share exceed the threshold amount, and earnings per share reflect the bonus payments, any amounts otherwise earned based on achievement of various targets would need to be reduced pro rata in the event the full payments would cause the Company’s earnings per share to be lower than the threshold amount.

The table “2013 Annual Cash Bonus Plan” shows the individual metrics, their respective weighting and the performance goals at Target, Threshold and Maximum levels of performance. Results between the Threshold and Target, or between the Target and Maximum, are interpolated to calculate the achievement of the metric. The table also shows the actual performance result for each metric and the resulting final payout percentage of Target opportunity (rounded to the nearest whole percentage) earned by the Named Executive Officers, after being reduced to account for the iterative process of factoring the bonus payments into the earnings per share result. As noted above, the CEO has a wider and higher range of payout under this plan to better focus his short term compensation on performance. Also as noted above, Mr. Hirschi’s bonus was prorated for 2013 based on time spent in different positions, and so his payout percentage from the time he was at the Vice President level is not shown below, but the metric goals were the same.

2013 ANNUAL CASH BONUS PLAN
		Performance Goals			Performance Result
						Final Payout
	Weighting				Actual	(as % of Target Bonus)
Metric	(%)	Threshold	Target	Maximum	Result	CEO	Other NEOs
EPS	65	$ 2.20	$ 2.50	$ 2.70	$ 2.20	13	8
Customer Satisfaction	25	74	77	80	80	28	25
Safety
Lost Time	3.0	0.6	0.4	0.2	0.41	2	2
Vehicle Accident	1.25	3.7	2.8	1.9	1.92	1	1
Medical	0.75	2.28	1.90	1.52	1.44	1	1
Regulatory Compliance	5	<$150,000	<$100,000	<$50,000	$15,000	6	5
Total	100					51	42

Bonuses are paid in late February or early March after the Compensation Committee reviews the audited financial results and operational performance for the previous year. As reported in the Annual Report on Form 10-K for the year ended December 31, 2013, and as shown in the above table, the Company had net income of $2.20 per basic share (before extraordinary items), which includes an accrual for the cost of the bonus pool. The Company also met its three annual safety goals, its regulatory compliance goal, and its customer satisfaction goal in each instance at the level reflected in the above table. As a result, each Named

Executive Officer received a bonus, as set forth in the table below and also in the Summary Compensation Table later in this proxy statement. The total bonus paid to Company employees for 2013 was approximately $4.0 million, of which approximately $0.7 million was paid to the Named Executive Officers and other executive officers.

The following table shows the payout amount under the 2013 Annual Cash Bonus Plan (as set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”) compared with the payout opportunity at Target payout for each of the Named Executive Officers:

2013 ANNUAL CASH BONUS PLAN PAYOUTS
TO NAMED EXECUTIVE OFFICERS
	Target	Annual Cash
	Incentive	Bonus Paid
	Opportunity ($)	($)	(% of Target)
Thomas V. Shockley, III	435,481	223,522	51.3
Nathan T. Hirschi	90,967	39,228	43.1
David G. Carpenter	161,483	68,264	42.3
Hector R. Puente	140,173	59,255	42.3
Mary E. Kipp	138,568	58,576	42.3
Rocky R. Miracle	126,086	53,300	42.3

El Paso Electric Company 2014 Proxy Statement	23

Other Cash Awards. In 2013, the Compensation Committee approved no other cash bonus award for any Named Executive Officer, except the annual strategy execution bonus provided under Mr. Shockley’s employment agreement as described below.

Long-Term Equity Incentives. Generally we grant stock awards annually to our Named Executive Officers with a three-year performance cycle and payout. These awards are designed to focus executive officers on the relative performance of our stock and, secondarily, as a retention tool. Since 2004, the Compensation Committee has granted annual long-term equity incentives consisting of two elements:

—	Performance shares, which are earned based on our relative total shareholder return over a three-year performance period; and

—	Time-vested restricted stock, which vests in one installment at the end of the same three-year period.

All of our Named Executive Officers (other than our CEO) received these awards in February 2013, in the amounts set forth below in the “Grants of Plan-Based Awards” table. The CEO did not receive an equity award in February 2013 when the other Named Executive Officers received their annual long-term incentive grant because at such time, his employment term would have ended in December 2014, and his initial equity grants in 2012 were intended to last through the 2014 period. However, in consideration for Mr. Shockley agreeing to extend his term until December 2015, he received a special grant in November 2013 with one cliff vesting date at the end of his December 2015 term.

For our Named Executive Officers (excluding the CEO), the mix for each annual equity award was again based on a weighting of 75% for performance shares and 25% for time-based restricted stock. We have chosen to place more weight on the performance shares to emphasize long-term performance and shareholder returns, consistent with the Company’s compensation philosophy. We believe that the time-based restricted stock awards are also effective retention and incentive tools because their actual value is tied to the value of the Company’s stock no earlier than the vesting date and the vesting schedules require that participants be employed at the end of the three-year vesting period. The initial target values (i.e., the initial value of the time-based restricted stock plus performance shares at target),when combined with annual cash compensation,are intended to approximate the 50th percentile of the total direct compensation value among the Compensation Comparator Group. Dividends on Company stock are paid quarterly on time-vested restricted stock but are not paid on unearned performance shares, until such time as they are earned and converted to shares.

The actual number of performance shares earned at the end of each three-year cycle depends on the Company’s total shareholder return percentile ranking within a specific group of companies approved by the Compensation Committee (called the “Performance Comparator Group”). The Performance Comparator Group for the 2013 equity awards is somewhat different from our Compensation Comparator Group. In addition to the Company, the

Performance Comparator Group currently includes 10 other publicly-traded electric utilities with market capitalizations and investor bases that are generally similar to ours. The following companies, selected from the Standard & Poor’s SmallCap 600 Index and MidCap 400 Index that are included in the Global Industry Classification Standard’s (GICS) sub-industry of Electric Utilities for their similarities to us in type of industry and size of operations, are in our 2013 Performance Comparator Group. Note this comparator group included NV Energy at the time of the grant but NV Energy subsequently was removed following its acquisition by MidAmerican Energy:

—	ALLETE, Inc.	—	OGE Energy

—	Cleco Corporation	—	PNM Resources, Inc.

—	Great Plains Energy, Inc.	—	UIL Holdings Corporation

—	Hawaiian Electric	—	UNS Energy Corporation

	Industries, Inc.	—	Westar Energy, Inc.

—	IDACORP, Inc.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of target, depending on our ranking within the 11-member Performance Comparator Group (including the Company) for total shareholder return. As with the time-based restricted stock, participants are required to be employed at the end of the three-year cycle to be eligible for any award. Total Shareholder Return is defined as the change in stock value, plus dividends paid, over the three-year performance period. To eliminate volatility from measuring stock price on a particular date, the beginning and ending stock price used to calculate total shareholder return is the average closing price for the month of December. The performance share payout scale is as follows:

—	If we rank first, 200% of target

—	If we rank second, 175% of target

—	If we rank third, 150% of target

—	If we rank below third but above the 50th percentile, we interpolate between 150% and 100% of target

—	If we are at the 50th percentile, 100% of target

—	If we rank below the 50th percentile but above the 30th percentile, we interpolate between 100% and 30% of target

—	If we are below the 30th percentile, 0% of target

For the 2011 to 2013 performance cycle, which ended on December 31, 2013, our total shareholder return ranked below the 30th percentile within the 11-member Performance Comparator Group. Therefore, the performance shares awarded for that performance cycle were not earned and were forfeited.

Type of Equity Awards. We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards because they have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price

24	El Paso Electric Company 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

compared to stock options. The Compensation Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future. We began paying dividends on our Common Stock in 2011, but do not pay dividends on unearned performance share awards.

CEO Compensation. Mr. Shockley has served as CEO since January 2012, first as interim CEO and then as CEO effective June 1, 2012, at which time the Compensation Committee approved an employment agreement for him. In determining Mr. Shockley’s compensation both at the time of his hiring and during 2013 when his employment agreement was adjusted, the Compensation Committee and the independent members of the Board considered several key factors that are unique to his role – in particular:

—	His appointment as CEO was important to the Company due to his deep experience in the electric utility industry and the continuity it offered given his time on the Board and then as interim CEO.

—

The period of time contemplated for Mr. Shockley’s employment included several highly important and unique challenges to the Company in terms of the need for significant capital expenditures, numerous regulatory matters and the likelihood of necessary rate relief to support the expansion of the asset base, stabilizing the executive team and ensuring that a strong senior management succession plan is in place.

—

Understanding that Mr. Shockley would not be expected to serve for a long term given that he had previously retired from a lengthy career in the industry, the focus for his compensation package included components that were meant to serve as case specific incentives for a shorter term while encouraging his focus on very specific business achievements. For example, in addition to being eligible for the Company’s Annual Cash Bonus Plan discussed above,in which all other employees participate, the Compensation Committee believed it would be important to reward the CEO for additional contributions outside of those particular metrics, such as strategic accomplishments that did not lend themselves to formulaic results but would be key to achieving the Company’s longer term objectives, including stabilizing the senior management team and putting the management succession plan in place. To achieve this objective, the Compensation Committee has the authority to award him a separate bonus each year based on its determination of his individual performance toward achieving those specific strategic objectives (detail below).

—

Similarly, the Compensation Committee has approved restricted stock awards for Mr. Shockley that vest during the actual expected term of his service rather than over a longer period. His 2013 grant of restricted stock is described below. The Compensation Committee believed these grants were appropriate because they encourage his commitment to our stock price performance and align his compensation with the interests of our shareholders, while acknowledging the limited-term nature of his employment.

The original term of Mr. Shockley’s employment agreement was through December 31, 2014. During 2013, the parties agreed to extend the term of his agreement (and his expected commitment to remain in his role) through December 15, 2015. As part of this process, the Compensation Committee conducted a review of Mr. Shockley’s compensation package, consulting with its independent executive compensation consultant, FW Cook, and determined to make several changes to his compensation. His compensation arrangements for 2013 included the following compensation elements:

—	His base salary for 2013 was $625,000, determined to be 6% below the market median. This was increased from $600,000 due to Mr. Shockley’s contributions in 2012 and for competitiveness reasons.

—

His annual performance bonus opportunity remained the same for 2013, with a target of 70% of annualized base compensation and a maximum annual bonus opportunity of 200% of his target opportunity, subject to meeting performance goals under the Company’s Annual Cash Bonus Plan. The 2013 plan and payouts are described above under “Annual Cash Bonus Plan.”

—

He remained eligible for an annual strategic cash bonus up to $350,000 for each year of the remaining term of his agreement, based on the Compensation Committee’s subjective evaluation of the Company’s progress towards its long-term strategic goals and his contributions to this progress. For 2013, based on its review of Mr. Shockley’s 2013 performance, the Compensation Committee approved payment of his full $350,000 strategic bonus because the Compensation Committee believed Mr. Shockley had successfully executed his 2013 goals, in particular by continuing to improve the Company’s relationship with the City of El Paso and regional community by promoting economic development and improving communications; implementing and advancing the succession planning process; improving the corporate culture at the Company; and continuing to implement the Company’s strategic planning process.

—

As contemplated under his original employment agreement, Mr. Shockley did not receive a share grant under the Company’s 3-year long-term incentive plan in 2013 as did the other executive officers, although he received a grant under the 3-year long-term incentive plan in 2012.

—

In November 2013, in recognition of both his commitment to remain with the Company through December 15, 2015 and his accomplishments and contributions during his tenure as CEO, he received a grant of 14,371 shares of Company restricted stock (valued at approximately $500,000 at grant) that will vest on December 15, 2015 if he remains with the Company on that date. The Committee determined it would be inappropriate to attach additional performance metrics to this grant due to the limited term of Mr. Shockley’s employment with the Company and the Compensation Committee’s intent to have him continue to focus on the Company’s longer term strategic plan. The CEO was

El Paso Electric Company 2014 Proxy Statement	25

already participating in the Annual Cash Bonus Plan with all other Named Executive Officers and the longer term strategy executive bonus plan, and the Compensation Committee did not want to introduce additional short-term metrics that could potentially conflict with the Company strategy or the Annual Cash Bonus Plan. Instead, the Compensation Committee believed this grant would directly reinforce the CEO’s focus on longer-term shareholder value/growth.

—

Continued participation in all benefit plans available to senior executives of the Company including but not limited to the Company’s retirement and welfare benefit plans, monthly car allowance, life insurance coverage and annual paid time-off.

Mr. Shockley’s agreement also provides for payments and benefits in the event of his termination by the Company without cause (or by Mr. Shockley under defined circumstances), including in connection with a change of control of the Company, as further described below. Because of the limited term of the agreement, the Compensation Committee decided not to provide Mr. Shockley a Change in Control Agreement as is provided to other senior executives.

Instead, in the event he is terminated without cause or terminates his employment for good reason (such as if he is removed as CEO or has his duties materially reduced), including in connection with a change in control of the Company, Mr. Shockley will receive severance benefits of up to 12 months base salary, a prorated bonus for the year in which termination occurs and reimbursement of COBRA benefits for 12 months, or a cash payment in lieu thereof, and accelerated vesting of certain outstanding unvested equity awards as described below under “Change of Control Agreements and Other Termination Benefits.”

The Compensation Committee reviewed with FW Cook the costs and benefits compared to those provided by the members of our Compensation Comparator Group to their respective CEOs in determining that the arrangement was reasonable and appropriate for the circumstances. FW Cook reported to the Compensation Committee that the annualized value of Mr. Shockley’s proposed target total direct compensation for 2013 was within 2% of the market median of the Compensation Comparator Group comparability data, including up to the maximum annual strategic bonus of $350,000 and the $500,000 restricted stock grant awarded in 2013.

OTHER EXECUTIVE BENEFITS
Retirement Benefits. We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement. The benefit is based on years of service, retirement age and basic compensation over a period of time prior to retirement. However, the Internal Revenue Code (the “Code”) imposes a limit on the amount of compensation that can be taken into account for purposes of determining these retirement benefits and the qualified plan does not achieve a market-competitive structure for executive officers whose total compensation can include a significant amount of variable short-term incentive compensation. We established a non-qualified excess benefit plan to provide supplemental retirement benefits to executive officers calculated on basic compensation, together with regular wages and bonuses paid pursuant to the Company’s Annual Cash Bonus Plan, applied to the qualified retirement plan formula without regard to the Code’s limitations on qualified plan benefits.

Perquisites and Other Benefits. The Company generally provides to our Named Executive Officers the same benefits as it does to other executive officers and employees. For example, our Named Executive Officers participate in the same medical, dental, life insurance, accidental death & dismemberment, and long-term disability plans, as do other employees, and their Company matching contributions to the 401(k) plan are on the same basis as other employees.

The Company provides limited perquisites to executive officers such as a car allowance, and, for senior officers, an allowance for financial, tax and estate planning.

Change of Control/Termination Agreements. The Compensation Committee has approved a change of control severance agreement for each of our Named Executive Officers (except Mr. Shockley, whose arrangement is further described above and below) and all other executive officers. As further described in this Proxy Statement, these agreements provide executive officers with benefits in the event of involuntary termination (other than for cause or disability) or adverse job changes in connection with or after a change in control. The Compensation Committee periodically reviews the costs of these agreements and market practice. The Compensation Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executive officers will be willing to remain through the closing because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements.

26	El Paso Electric Company 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP GUIDELINES

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the

Compensation Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

Position	Guideline
CEO	Three times base salary
Other Executive Officers	Two times base salary

Our executive officers are expected to meet these guidelines within five years after becoming executive officers. As of the end of 2013, all of our Named Executive Officers met or

are progressing towards meeting the guidelines within their initial five-year terms.

IMPACT OF ACCOUNTING AND TAX TREATMENT OF
COMPENSATION

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of pay at the Company. For example, the Company granted “full value” awards prior to its adoption of FASB ASC Topic 718 and continues to do so, although the Compensation Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million per person per year, unless the compensation is “performance-based” within the meaning of the tax regulations. The Compensation Committee considers it important to retain flexibility to design compensation programs, even where compensation payable under our programs may not be fully deductible, if the programs effectively recognize a full range of criteria important to the Company’s success. The Company retains the ability to grant equity awards such as restricted stock that are not eligible for the Section 162(m) performance-based compensation exception. Our 2007 Long-Term Incentive Plan allows the Compensation Committee to approve restricted stock, performance shares and stock options that qualify as “performance-based” compensation for purposes of Section 162(m) to the extent the Compensation Committee deems appropriate. The Company’s annual cash bonus plan also qualifies as “performance based” compensation for purposes of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Charles A. Yamarone, Chairman
James W. Harris
Woodley L. Hunt
Michael K. Parks
Eric B. Siegel

El Paso Electric Company 2014 Proxy Statement	27

SUMMARY COMPENSATION TABLE

The Summary Compensation Table sets forth the compensation for each individual who served as principal executive officer or principal financial officer during fiscal 2013, and each of the Company’s other three most highly compensated executive officers for fiscal 2013. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executive Officers” or “NEOs.”

						Change in
						Pension
						Value and
						Non-qualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)
Thomas V. Shockley, III Chief Executive Officer(a)	2013	$ 622,115	$ 350,000	$ 499,967	$ 223,522	$ 176,594(h)	$ 35,619	$ 1,907,817
	2012	530,769	150,000	632,265	342,388		34,434	1,689,856
Nathan T. Hirschi Senior Vice President- Chief Financial Officer(b)	2013	242,993		132,403	39,228	19,055(h)	22,999	456,678

David G. Carpenter Executive Vice President(c)	2013	358,852		366,695	68,264	74,380	19,830	888,021
	2012	348,350		336,427	205,222	114,421	19,495	1,023,915
	2011	334,304	48,360	277,309	197,866	122,027	16,054	995,920
Hector R. Puente Executive Vice President(d)	2013	311,495		224,085	59,255	118,510	16,153	729,498
	2012	283,572		203,261	167,059	259,124	15,278	928,924
Mary E. Kipp Senior Vice President- General Counsel and Chief Compliance Officer	2013	307,928		219,017	58,576	40,309	15,556	641,386
	2012	290,651		185,734	171,230	61,342	22,760	731,717
	2011	277,692	37,500	137,255	144,053	45,515	28,351	670,366

Rocky R. Miracle Senior Vice President- Corporate Planning and Development	2013	280,192		188,433	53,300	64,261	27,606	613,792
	2012	272,687		185,734	160,647	61,281	26,168	706,517
	2011	262,061	38,250	138,657	135,944	60,258	23,923	659,093

(a)	Mr. Shockley was not a Named Executive Officer for fiscal year 2011 and therefore compensation for 2011 is not reported.
(b)	Mr. Hirschi was appointed Senior Vice President and Chief Financial Officer on October 3, 2013. Mr. Hirschi had been the Company’s Vice President and Controller since March 2010. Mr. Hirschi was not a Named Executive Officer for fiscal years 2012 and 2011, and therefore compensation for 2012 and 2011 is not reported.
(c)	Mr. Carpenter was appointed Executive Vice President on October 3, 2013. Mr. Carpenter had been the Company’s Senior Vice President and Chief Financial Officer since August 2009.
(d)	Mr. Puente was not a Named Executive Officer for fiscal year 2011 and therefore compensation for 2011 is not reported. Mr. Puente was appointed Executive Vice President on October 3, 2013.
(e)	Mr. Shockley’s bonus amounts reflect the annual bonus under his employment agreement that may be paid based on strategic or other performance measures, as described in the Compensation Discussion and Analysis (“CD&A”). Mr. Carpenter, Ms. Kipp and Mr. Miracle’s bonus amounts for 2011 reflect discretionary bonuses.
(f)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the restricted stock and performance shares granted in the applicable year. Restricted stock awards are valued at the closing market price on the date of grant. Performance shares are valued at grant date fair value, which is based upon a Monte Carlo simulation, which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note G – Common Stock of Notes to the Financial Statements in the Company’s 2013 Annual Report on Form 10-K.
(g)	This column represents performance-based bonuses earned under the Annual Cash Bonus plan for performance during 2013, 2012 and 2011.
(h)	This column represents the change in pension value between the accumulated pension benefit for each Named Executive Officer as of December 31 of the applicable year as compared to December 31 of the prior year. As of December 31, 2013, Mr. Shockley and Mr. Hirschi met the one year requirement to participate in the Pension and Excess Benefit Plans but have not met the five year requirement to vest in those benefits.
(i)	See the following table regarding each component of amounts for 2013 included in the “All Other Compensation” column in the Summary Compensation Table above.

28	El Paso Electric Company 2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

ALL OTHER COMPENSATION TABLE

				Company		Financial
				Contributions	Personal	Planning/	Dividends
		Accrued	Group Term	To Retirement	Use of	Legal	Paid on
		PTO	Life	and	Company	Fees	Unvested
Name and		Sellback	Insurance	401(k) Plans	Car/Parking	and Other	Awards	Total
Principal Position	Year	($)(a)	($)	($)	($)	($)	($)(b)	($)
Thomas V. Shockley, III	2013		$$4,686	$7,650	$3,000	$10,000	$10,283	$35,619
Nathan T. Hirschi	2013	8,962	503	7,650	3,000		2,884	22,999
David G. Carpenter	2013		1,594	7,650	3,000		7,586	19,830
Hector R. Puente	2013		1,349	7,650	3,000		4,154	16,153
Mary E. Kipp	2013		464	7,650	3,000	275	4,167	15,556
Rocky R. Miracle	2013	10,808	1,823	7,650	3,000	390	3,935	27,606
(a)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.
(b)	We paid dividends on unvested time-based restricted stock; however we do not pay dividends on unearned performance share awards.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning equity and cash awards to the Named Executive Officers during the fiscal year ended December 31, 2013:
								All
								Other	All Other
								Stock	Option	Grant Date
								Awards:	Awards:	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	of Stock
	Grant	Under Non-Equity			Under Equity Incentive Plan			Shares	Securities	and
	and	Plan Awards(b)			Awards(c)			of Stock	Underlying	Option
	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(d)	(#)	($)(e)
Thomas V. Shockley, III(a)	11/20/13	$155,529	$435,481	$870,961				14,371		$499,967
Nathan T. Hirschi	01/29/13	24,299	90,967	157,635	864	2,880	5,760	960		132,403
David G. Carpenter	01/29/13	35,885	161,483	287,082	2,393	7,976	15,952	2,659		366,695
Hector R. Puente	01/29/13	31,150	140,173	249,196	1,462	4,874	9,748	1,625		224,085
Mary E. Kipp	01/29/13	30,793	138,568	246,342	1,429	4,764	9,528	1,588		219,017
Rocky R. Miracle	01/29/13	28,019	126,086	224,153	1,230	4,099	8,198	1,366		188,433
(a)	On November 20, 2013, the Company awarded Mr. Shockley 14,371 shares of restricted stock which will vest on December 15, 2015.
(b)	Each executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board. In 2013, the performance goals were related to safety, customer satisfaction, regulatory compliance, and earnings per share, as further described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Annual Cash Bonus Plan.” If a threshold level of earnings per share is not attained, no bonuses will be paid for any of the measures. Actual amounts paid for 2013 are in the Summary Compensation Table above.
(c)	Amounts shown represent the performance shares available under the incentive plan, which provides market-based, long-term incentive award opportunities to the Named Executive Officers and executive officers. Performance shares are based on the total shareholder return compared to the Performance Comparator Group over the three-year period ending December 31, 2015. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Performance Comparator Group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”
(d)	Restricted shares vest on December 31, 2015 for the Named Executive Officers except Mr. Shockley. The Company paid quarterly dividends of $0.25 per share on its Common Stock on March 29, 2013, and $0.265 per share on its Common Stock each quarter thereafter. Unvested restricted shares qualify as participating securities and individuals awarded these shares received their respective cash dividends.
(e)	This column reflects the grant date fair value of restricted stock awards and performance shares under FASB ASC Topic 718. With respect to stock awards, the value was calculated as the number of restricted shares multiplied by the closing price on grant date. With respect to performance shares, the value was determined using a Monte Carlo simulation which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate. The Monte Carlo value for 2013 performance share awards granted on January 29, 2013 was $34.69 per share.

El Paso Electric Company 2014 Proxy Statement	29

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning outstanding stock awards held by the Named Executive Officers at December 31, 2013 except for the performance shares that vested in January 2014. The performance goals for these shares were not met and no shares were paid out. There were no option awards held by the Named Executive Officers at December 31, 2013.
	Stock Awards
		Market	Equity Incentive	Equity Incentive
	Number of	Value of	Plan Awards:	Plan Awards:
	Shares or	Shares or	Number of	Market or Payout
	Units of	Units of	Unearned Shares,	Value of Unearned
	Stock That	Stock That	Units or Other	Shares, Units or
	Have Not	Have Not	Rights That Have	Other Rights That
	Vested	Vested	Not Vested	Have Not Vested
Name	(#)	($)	(#)	($)
Thomas V. Shockley, III(1)	5,000	$175,550
Thomas V. Shockley, III(3)(5)	14,371	504,566	4,525	$158,873
Nathan T. Hirschi(2)(5)	850	29,844	840	29,492
Nathan T. Hirschi(4)(6)	960	33,706	864	30,335
David G. Carpenter(2)(5)	2,250	78,998	2,205	77,418
David G. Carpenter(4)(6)	2,659	93,357	2,393	84,018
Hector R. Puente(2)(5)	1,350	47,399	1,335	46,872
Hector R. Puente(4)(6)	1,625	57,054	1,462	51,331
Mary E. Kipp(2)(5)	1,250	43,888	1,215	42,659
Mary E. Kipp(4)(6)	1,588	55,755	1,429	50,172
Rocky R. Miracle(2)(5)	1,250	43,888	1,215	42,659
Rocky R. Miracle(4)(6)	1,366	47,960	1,230	43,185
(1)	Unvested restricted stock vests on June 1, 2014.
(2)	Unvested restricted stock vests on December 31, 2014.
(3)	Unvested restricted stock vests on December 15, 2015.
(4)	Unvested restricted stock vests on December 31, 2015.
(5)	Unearned performance stock vests in January 2015 if performance goals are met. Represents the threshold number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.
(6)	Unearned performance stock vests in January 2016 if performance goals are met. Represents the threshold number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.

30	El Paso Electric Company 2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

OPTION EXERCISES AND STOCK VESTED
The following table provides additional information regarding the acquisition of shares on vesting of stock awards and the value realized during 2013. There were no options exercised during 2013 by the Named Executive Officers.
	Stock Awards
	Number of Shares
	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)
Thomas V. Shockley, III	5,000	$178,950
Nathan T. Hirschi	7,550	256,765
David G. Carpenter	17,125	582,643
Hector R. Puente	7,375	250,904
Mary E. Kipp	7,750	263,787
Rocky R. Miracle	6,925	235,861

PENSION PLAN

The Company has a qualified defined benefit pension plan with a cliff vesting schedule that provides definitely determinable benefits over a period of years, often an employee’s lifetime (the “Pension Plan”). The purpose of the Pension Plan which is for the exclusive benefit of eligible employees and their beneficiaries, is to reward eligible employees for long and loyal service by providing them with retirement benefits. Employees are eligible to participate in the Pension Plan on the first day of the month coinciding with or immediately following completion of one year of service during which the employee completes not less than 1,000 hours of service. In order to vest in the benefit payable from the Pension Plan, an employee must have five years of vesting service during which he or she completes at least 1,000 hours each year. To the extent they meet the eligibility requirements, each of the Named Executive Officers and the executive officers is a participant in the Pension Plan, and the estimated credited years of service for each of the Named Executive Officers at December 31, 2013 is set forth in the “Pension Benefits Table” below.

Retirement benefits under the Pension Plan are calculated as the product of 1.25% of the employee’s average monthly earnings (“Pension Plan Average Monthly Earnings”) and credited years of service (“Benefit Accrual Service”). The definition of Pension Plan Average Monthly Earnings is the employee’s annualized rate of basic compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other compensation in any form) as of any day converted to a monthly amount and then averaged over a five consecutive year period. The maximum benefit payable under the Pension Plan does not consider compensation in excess of that allowed by the Code. For the year 2013, the maximum amount of compensation on which benefits from the Pension Plan may be based is $250,000. An employee is credited with one year of Benefit Accrual Service in any plan year (January through December) during which he or she completes 1,000 hours of service. The formula below provides an illustration as to how a monthly retirement benefit is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vesting service during which he or she completes 1,000 hours of service each year:

Pension Plan Average Monthly Earnings (Subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

A monthly benefit from the Pension Plan is computed as a straight life only annuity that provides a monthly benefit for the employee’s lifetime and ends upon the employee’s death. Optional benefit forms of payment are also available under the Pension Plan to include:

—

A joint and survivor annuity option is a joint life annuity payable to the employee for the employee’s lifetime with a survivor annuity for the life of any person the employee designates. The amount payable to the survivor will be a certain percentage of the amount that the employee elects of the amount of the annuity payable during the joint lives of the employee and the person the employee designates.

—	A life annuity with term certain option is payable for the employee’s life, with 120 payments guaranteed, regardless of whether the employee dies before all 120 payments have been made. If the employee dies before all 120 payments have been made, the same amount of annuity is payable for the remainder of the 120 months to the employee’s beneficiary provided the beneficiary continues to live during this period.

Under the terms of the Pension Plan, an employee of the Company may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and completing the required vesting period of five years during which the employee has completed 1,000 hours of service each year. If a vested participant terminates employment with the Company and elects to commence his or her retirement benefit after age 55 and before age 65, the benefit amount payable from the Pension Plan is reduced such that if the employee commences benefits at age 55, he or she will be entitled to 50% of the accrued benefit otherwise payable

El Paso Electric Company 2014 Proxy Statement	31

without a reduction at age 65. The reduction schedule below displays the reduction percentage to which an employee’s accrued benefit is subject when benefits commence after age 55 and before age 65. (Straight line interpolations of these percentages are used where fractional years are involved.)

Age At Benefit	Percent of
Commencement	Accrued Benefit
65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

A monthly benefit payable from the Pension Plan before normal retirement age at 65 is not subject to the reduction schedule above if the employee terminates employment after completing 20 years of vesting service and attaining age 62, or if upon the employee’s termination of employment, the sum of his or her age and years of vesting service exceeds 85. All benefit payments are subject to federal and state income tax and are payable on the first day of each month of retirement.

For the valuation method and all material assumptions, please see the Retirement Plan’s section under Note M Employee Benefits of the Company’s 2013 Annual Report on Form 10-K.

EXCESS BENEFIT PLAN

The Company has a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company (the “Excess Benefit Plan”). In determining benefits, the Excess Benefit Plan applies the “Excess Benefit Plan Average Monthly Earnings” definition, which is different than the Pension Plan Average Monthly Earnings definition (that is, basic compensation). The definition of Excess Benefit Plan Average Monthly Earnings is basic compensation including regular wages and bonuses paid pursuant to the Company’s short-term bonus plan. Unlike the computation of Pension Plan Average Monthly Earnings, which is subject to compensation limits imposed by the Code, the computation of Excess Benefit Plan Average Monthly Earnings is not subject to the Code’s compensation limits.

For participation in the Excess Benefit Plan, the Company selects those employees who are eligible to receive a benefit from the Pension Plan, the amount of which is reduced compared to benefits that would be payable to the employee based on his or her Excess Benefit Plan Average Monthly Earnings. Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age requirements and benefit payment options as under the Pension Plan. Except as noted under the heading “Change in Control Agreement and Other Termination Benefits,” it is generally not possible for an employee’s credited years of service under the Pension Plan to exceed the employee’s actual years of service with the Company.

Supplemental retirement benefits under the Excess Benefit Plan are calculated as a monthly amount equal to the difference between (i) and (ii) below:

(i)

The monthly amount of the Pension Plan benefit to which the employee would have been entitled under the Pension Plan if the benefit were computed based on his or her Excess Benefit Plan Average Monthly Earnings, rather than his or her Pension Plan Average Monthly Earnings,

LESS

(ii)	the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

32	El Paso Electric Company 2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

The formula below provides an illustration as to how a retirement benefit from the Excess Benefit Plan is calculated for an employee at the later of the date the employee attains the normal retirement age of 65 or the date the employee completes five years of vesting service requiring 1,000 hours of service each year:

Excess Benefit Plan Average Monthly Earnings (Not subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

LESS

Pension Plan Average Monthly Earnings (Subject to Code Limitations)	X	Benefit Accrual Service	X	1.25%

The Excess Benefit Plan is subject to the rules of Section 409A of the Code. Generally, under Section 409A of the Code, distributions on account of separation from service cannot be made to certain employees (as defined in Section 416(i)(1) of the Code) of a publicly traded corporation before the earlier of (i) six months following the employee’s separation from service or (ii) the death of the employee. If payments are delayed under this rule, the first payment that the participant receives from the Excess Benefit Plan will include his or her first six monthly payments.

Subject to the above-described six-month delay rule, and unless a participant makes a prior election to defer commencement of his or her retirement benefits pursuant to the requirements of the Excess Benefit Plan, (i) benefits to a participant who separates from service before age 55, but after completing five years of vesting service under the Pension Plan, will commence not earlier than the date the participant attains age 55 and not later than the first day of the month following attainment of age 55, and (ii) benefits to a participant who separates from service after age 55, and after completing five years of vesting service under the Pension Plan, will commence no earlier than the participant’s separation from service and not later than the first day of the month following separation from service. Thereafter, the employee’s benefit from the Excess Benefit Plan is payable on the first day of each month. A participant may elect the form in which benefits will be payable from the Excess Benefit Plan’s optional forms of benefit. All payments are subject to federal and state income tax.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of general unsecured creditors of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE
The following table describes pension benefits to the Named Executive Officers under the Company’s Pension Plan and its Excess Benefit Plan as of December 31, 2013.
		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Thomas V. Shockley, III(2)	Pension Plan	2	$ 56,897	$
	Excess Benefit Plan	2	119,697
Nathan T. Hirschi(2)	Pension Plan	4	67,976
	Excess Benefit Plan	4	19,963
David G. Carpenter	Pension Plan	8	223,762
	Excess Benefit Plan	8	238,793
Mary E. Kipp	Pension Plan	6	117,096
	Excess Benefit Plan	6	65,946
Hector R. Puente	Pension Plan	34	1,447,536
	Excess Benefit Plan	34	859,640
Rocky R. Miracle	Pension Plan	5	156,366
	Excess Benefit Plan	5	88,220
(1)	As of December 31, 2013, the Present Value of Accrued Benefit for each Named Executive Officer and each executive officer is computed using an interest rate of 4.90% for the Pension Plan and 4.90% for the Excess Benefit Plan and the post-retirement mortality based on the RP2000 Sex Distinct Retiree Mortality Tables that are fully generational using Scale BB.
(2)	As of December 31, 2013, Mr. Shockley and Mr. Hirschi have met the one year requirement to participate in the Pension and Excess Benefit Plans but have not met the five year requirement to vest in those benefits.

El Paso Electric Company 2014 Proxy Statement	33

CHANGE OF CONTROL AGREEMENTS AND OTHER
TERMINATION BENEFITS

The Company has entered into Change of Control Agreements with each Named Executive Officer other than Mr. Shockley. In the event the covered Named Executive Officer is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 100 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

—	A pro rata payment of the executive officer’s target bonus for the year of termination;

—	A lump sum payment equal to the executive officer’s annual base salary plus target bonus for the year of termination, multiplied by three (for each Named Executive Officer);

—	The actuarial equivalent of vested benefits under the Company’s retirement plan calculated with additional years of service equal to three years (for each Named Executive Officer);

—

Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility (but not time of commencement of benefits) for retiree benefits under any of these plans; and

—	Outplacement services for one year.

The Change of Control Agreements do not provide any tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive officer will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive officer retaining the higher after-tax amount.

A “change in control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

Under our shareholder-approved equity incentive plan, upon a change in control, unvested restricted stock awards become fully vested, while unearned performance share awards become vested on a prorated basis to the extent performance is achieved through a shortened performance period ending before the change in control.

Under Mr. Shockley’s employment agreement dated June 1, 2012, and as amended on May 2, 2013 and November 20, 2013 which has a term until December 15, 2015, if he is terminated without cause or resigns due to a material reduction in responsibilities or position, or if a change in control occurs and he is terminated, he will receive a cash payment equal to his annual base salary (or, if less, salary through the remaining term of the employment agreement if termination of employment occurs prior to a change in control), a prorated annual cash bonus, up to 12 months of health benefits, and accelerated vesting of his restricted shares. Upon a change in control, his performance shares would vest on a prorated basis to the extent performance is achieved through a shortened performance period ending before the change in control.

34	El Paso Electric Company 2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

The following table quantifies potential payments or benefits to our Named Executive Officers under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2013. These amounts do not include benefits under our Pension Plan and Excess Benefit Plan that would be paid in connection with any retirement event, as described under “Pension Benefits Table” above.

		Change in	Qualifying	Qualifying
		Control Without	Termination Following	Termination Before
Name	Benefit	Termination	a Change in Control	Change In Control
Thomas V. Shockley, III	Severance		$$1,062,500	$ 625,000
	Settlement of Unvested Equity Award(1)	1,034,924	n/a	680,116
	Lump Sum Equivalent for Pension Service
	Pro-Rated Bonus			223,522
	Welfare Benefit Continuation		15,341	15,341
Nathan T. Hirschi	Severance		1,239,750
	Settlement of Unvested Equity Award(1)	162,785	n/a
	Lump Sum Equivalent for Pension Service		87,939	87,939
	Welfare Benefit Continuation		41,814
	Outplacement		25,000
David G. Carpenter	Severance		1,565,999	720,000	(2)
	Settlement of Unvested Equity Award(1)	437,666	n/a	585,987	(2)
	Lump Sum Equivalent for Pension Service		555,150	462,555
	Pro-Rated Bonus			68,264	(2)
	Welfare Benefit Continuation		28,376
	Outplacement		25,000
Mary E. Kipp	Severance		1,348,500
	Settlement of Unvested Equity Award(1)	250,111	n/a	183,042
	Lump Sum Equivalent for Pension Service		255,731
	Welfare Benefit Continuation		38,427
	Outplacement		25,000
Hector R. Puente	Severance		1,370,250	945,000	(2)
	Settlement of Unvested Equity Award(1)	265,605	n/a	355,759	(2)
	Lump Sum Equivalent for Pension Service		2,571,768	2,307,176
	Pro-Rated Bonus			59,255	(2)
	Welfare Benefit Continuation		41,814
	Outplacement		25,000
Rocky R. Miracle	Severance		1,222,350
	Settlement of Unvested Equity Award(1)	234,611	n/a
	Lump Sum Equivalent for Pension Service		345,467	244,586
	Welfare Benefit Continuation		28,092
	Outplacement		25,000
(1)	Represents the value of all unvested restricted stock and a prorated portion of performance shares at target level as of December 31, 2013. There were no unvested options at December 31, 2013 for the Named Executive Officers. Acceleration of performance awards would be on a prorated basis and subject to the Compensation Committee determining that performance has been met through a shortened performance period ending before the closing of the change of control.
(2)	Represents the value of separation benefits under the Employment Transition Agreements entered into in connection with planned terminations to ensure that Mr. Carpenter and Mr. Puente remained committed in their new roles or for a shorter transition as determined to be necessary.

El Paso Electric Company 2014 Proxy Statement	35

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

During 2013, none of the Company’s executive officers nor the Board served as a member of another entity’s compensation committee or committee performing equivalent functions.

In 2012, the Board formally adopted a policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. This superseded a general grant of authority to review and approve such transactions that had been a part of the Nominating and Corporate Governance Committee Charter for several years. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but generally excludes any transaction that would not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The Policy is available, without charge, from our Corporate Secretary and made available on our website in the “Corporate Governance” section.

Each year the Company submits and requires the directors and executive officers to complete director and officer questionnaires identifying transactions with the Company in which the director or executive officer or their family members have an interest. In addition, the Company has implemented an enhanced system so that proposed transactions of this nature are identified and reviewed in advance. The Company reviews these transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to immediately notify our Senior Vice President, General Counsel and Chief Compliance Officer.

Directors, executive officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, executive officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

36	El Paso Electric Company 2014 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth, as of March 31, 2014 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class II Directors of the Company; (iii) the Named Executives; and (iv) all directors and executive officers of the Company as a group (18 persons).

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership***		of Class
GAMCO Investors, Inc.	4,001,143	(1)	9.94%*
One Corporate Center
Rye, NY 10580-1435
BlackRock, Inc.	3,905,749	(2)	9.69%*
40 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.	3,819,980	(3)	9.48%*
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc	2,577,639	(4)	6.40%*
100 Vanguard Blvd.
Malvern, PA 19355
Parks, Michael K.	45,505	(5)	**
Allen, Catherine A.	20,000	(6)	**
Brown, John Robert	41,000	(7)	**
Cicconi, James W.	53,279	(8)	**
Escudero, Edward	5,105	(9)	**
Harris, James W.	47,632	(10)	**
Holland-Branch, Patricia Z.	17,611	(11)	**
Hunt, Woodley, L.	7,799	(12)	**
Siegel, Eric B.	49,571	(13)	**
Wertheimer, Stephen N.	38,082	(14)	**
Yamarone, Charles A.	10,000	(15)	**
Shockley, Thomas V., III	46,781	(16)	**
Hirschi, Nathan T.	10,009	(17)	**
Carpenter, David G.	40,863	(18)	**
Kipp, Mary E.	11,213	(19)	**
Puente, Hector R.	21,788	(20)	**
Miracle, Rocky R.	21,198	(21)	**
Other Officers	17,022	(22)	**
All Directors and executive officers as a group	504,458	(23)	1.25%
(18 persons)
*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.
**	Less than 1%.
***	For purposes of this disclosure, restricted stock is assumed to have voting power but no investment power.

El Paso Electric Company 2014 Proxy Statement	37

THE FOLLOWING FOOTNOTES RELATE TO THE SECURITIES EXCHANGE ACT OF 1934 AND THE INVESTMENT ADVISERS ACT OF 1940, WHICH WILL BE REFERRED TO AS (“SEC ACT”) AND (“ADVISERS ACT”), RESPECTIVELY.

(1)	Information regarding ownership of Common Stock by GGCP, Inc. (“GGCP”), GGCP Holdings LLC, (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario J. Gabelli (collectively the “Gabelli Reporting Parties”) is included herein in reliance on information set forth in Amendment No. 5 in Schedule 13D filed with the SEC, reflecting ownership as of November 14, 2011. Updated ownership information is included herein in reliance on Thomson One information of Gabelli’s ownership as of December 31, 2013. GGCP is a manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL is the parent company for a variety of companies engaged in the securities business, including GAMCO, Gabelli Funds, and GSI. GSI is an investment manager and the parent company of Gabelli & Company which is classified as a registered broker-dealer under the SEC Act. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and each of these entities is registered under the Advisers Act. GBL, GAMCO, and Gabelli & Company are New York corporations. GGCP is a Wyoming corporation and GGCP Holdings is a Delaware limited liability corporation. GSI and Teton Advisors are Delaware corporations and Gabelli Funds is a New York limited liability company. MJG Associates is a Connecticut corporation, and the Foundation is a Nevada corporation. Mario J. Gabelli is the controlling stockholder and Chief Executive Officer and director of GGCP. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GBL. Mario J.Gabelli is also a member of GGCP Holdings. Mario J. Gabelli is also deemed to be the controlling shareholder of Teton Advisors through his control of GGCP and MJG-IV. The Gabelli Reporting Parties do not admit that they constitute a group.

According to the filing, Gabelli Funds beneficially owns 1,919,280 shares of Common stock (4.77%) and has sole voting and dispositive power over the shares, while GAMCO beneficially owns 2,069,863 shares (5.14%) and maintains sole dispositive power over 2,069,863 shares, but only has the power to vote 1,942,863 shares of Common Stock. MJG-IV beneficially owns 4,000 shares (0.01%) and has sole voting and dispositive power over the shares, and Mario J. Gabelli beneficially owns 8,000 shares (0.02%) and has sole voting and dispositive power over the shares. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 4,001,143 shares (9.94%) as of

November 14, 2011. According to Thomson One, GAMCO Investors, Inc. owned 3,841,673 shares (9.54%) of Common Stock as of December 31, 2013.

Mario Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the Common Stock owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

(2)	Information regarding ownership of Common Stock by BlackRock, Inc. (“BlackRock”), is included in reliance on information set forth in an Amendment No. 4 in Schedule 13G/A filed with the SEC on January 17, 2014, reflecting ownership as of December 31, 2013. BlackRock is a Delaware parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) in Section 240 of the SEC Act. According to the filing, BlackRock beneficially owns 3,905,749 shares (9.69%) of Common Stock with sole voting power over 3,772,176 shares and sole dispositive power over 3,905,749 of the shares of Common Stock.

(3)	Information regarding ownership of Common Stock by T. Rowe Price Associates, Inc. (“Price Associates”) is included herein in reliance on information set forth in Amendment No. 11 in Schedule 13G/A filed on February 14, 2014, with the SEC, reflecting ownership as of December 31, 2013. Price Associates is an Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(D) & (E) as defined in Section 240 of the SEC Act. According to the filing, Price Associates beneficially owns 3,819,980 (9.48%) shares of Common Stock as of December 31, 2013. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and or sole power to vote the securities. For purposes of the reporting requirements of the SEC Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates maintains sole dispositive power over their shares of the Company’s Common Stock, but only has the power to vote 737,740 reported shares of Common Stock.

(4)	Information regarding ownership of Common Stock by the Vanguard Group, Inc (“Vanguard”), Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, LTD. (“VIA”) is included herein in reliance on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2014 reflecting ownership as of December 31, 2013. Vanguard is a Pennsylvania parent company of VFTC and VIA is

38	El Paso Electric Company 2014 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

classified as an Investment Advisor in accordance with Rule 13d-1(b)(1)(ii)(E) as defined in Section 240 of the SEC Act. According to the filing, Vanguard beneficially owns 2,577,639 shares (6.40%) of the Common Stock with sole dispositive power over 2,518,688 shares and sole voting power over 69,451 shares of Common Stock. VFTC, a wholly-owned subsidiary of Vanguard is the beneficial owner of 58,951 shares (0.14%) of Common Stock and directs the voting of these shares of Common Stock. VIA, a wholly-owned subsidiary of Vanguard is the beneficial owner of 10,500 shares (0.02%) of Common Stock and directs the voting of these shares of Common Stock.

(5)	Includes (i) 34,890 shares of Common Stock over which Mr. Parks has sole voting and investment power; and (ii) 10,615 shares of restricted Common Stock over which he has voting power but no investment power.

(6)	Includes (i) 15,553 shares of Common Stock over which Ms. Allen has sole voting and investment power; and (ii) 4,447 shares of restricted Common Stock over which she has voting power but no investment power.

(7)	Includes (i) 37,500 shares of Common Stock over which Mr. Brown has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(8)	Includes (i) 49,779 shares of Common Stock over which Mr. Cicconi has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(9)	Includes (i) 632 shares of Common Stock over which Mr. Escudero has sole voting and investment power; and (ii) 4,473 shares of restricted Common Stock over which he has voting power but no investment power.

(10)	Includes (i) 44,132 shares of Common Stock over which Mr. Harris has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.

(11)	Includes (i) 12,920 shares of Common Stock over which Ms. Holland-Branch has sole voting and investment power; and (ii) 4,691 shares of restricted Common Stock over which she has voting power but no investment power.

(12)	Includes (i) 3,000 shares of Common Stock over which Mr. Hunt has sole voting and investment power; and (ii) 4,799 shares of restricted Common Stock over which he has voting power but no investment power.

(13)	Includes (i) 37,096 shares of Common Stock over which Mr. Siegel has sole voting and investment power; (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power; and (iii) 8,975 shares of Common Stock held by spouse over which he has no voting or investment power.
(14)	Includes (i) 32,630 shares of Common Stock over which Mr. Wertheimer has sole voting and investment power; and (ii) 5,452 shares of restricted Common Stock over which he has voting power but no investment power.

(15)	Includes (i) 6,500 shares of Common Stock over which Mr. Yamarone has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has sole voting power but no investment power.

(16)	Includes (i) 16,431 shares of Common Stock over which Mr. Shockley has sole voting and investment power; and (ii) 30,350 shares of restricted Common Stock over which he has sole voting power but no investment power.

(17)	Includes (i) 6,374 shares of Common Stock over which Mr. Hirschi has sole voting and investment power; and (ii) 3,635 shares of restricted Common Stock over which he has sole voting power but no investment power.

(18)	Includes (i) 35,954 shares of Common Stock over which Mr. Carpenter has sole voting and investment power; and (ii) 4,909 shares of restricted Common Stock over which he has voting power but no investment power.

(19)	Includes (i) 6,550 shares of Common Stock over which Ms. Kipp has sole voting and investment power; and (ii) 4,663 shares of restricted Common Stock over which she has voting power but no investment power.

(20)	Includes (i) 18,813 shares of Common Stock over which Mr. Puente has sole voting and investment power; and (ii) 2,975 shares of restricted Common Stock over which he has voting power but no investment power.

(21)	Includes (i) 17,122 shares of Common Stock over which Mr. Miracle has sole voting and investment power; and (ii) 4,076 shares of restricted Common Stock over which he has voting power but no investment power.

(22)	Includes (i) 13,765 shares over which the other executive officers have sole voting and investment power; and (ii) 3,257 shares of restricted Common Stock over which they have voting power but no investment power.

(23)	Includes (i) 389,641 shares of Common Stock over which the directors and executive officers have sole voting and investment power; (ii) 105,842 shares of restricted Common Stock over which they have voting power but no investment power; and (iii) 8,975 shares of Common Stock held by a spouse which has no voting or investment power.

El Paso Electric Company 2014 Proxy Statement	39

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2013, the Audit Committee, among other things, (i) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release; (ii) reviewed and discussed the audited financial information contained in the Annual Report with the Company’s management, including the Chief Financial Officer, and independent auditors prior to public release; (iii) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees”; (iv) discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (v) discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (vi) reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in the Statement on Auditing Standards No. 16, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2013. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. The Audit Committee also recommended the reappointment of KPMG LLP as the Company’s registered independent public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE

Edward Escudero, Chairman
John Robert Brown
James W. Cicconi
Michael K. Parks
Eric B. Siegel
Charles A. Yamarone

40	El Paso Electric Company 2014 Proxy Statement

SECTION 16(A) BENEFICIAL
OWNERSHIP REPORTING
COMPLIANCE

Section 16(a) of the Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

The Company believes that, during and for the fiscal year ended December 31, 2013, its directors, executive officers and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS
AND NOMINATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2015 Annual Meeting, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 19, 2014. The Company will consider only those proposals which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in advance in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws. For more details see “Evaluation of Director Nominees” above.

OTHER BUSINESS

The Board knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders, which will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company.

ANNUAL REPORT

The Company’s 2013 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

El Paso Electric Company 2014 Proxy Statement	41

SARBANES-OXLEY
SECTION 302 CERTIFICATION

On February 26, 2014, the Company filed with the SEC, as an exhibit to its Annual Report on Form 10-K, the

Sarbanes-Oxley Act Section 302 certification regarding the quality of the Company’s public disclosure.

DELIVERY OF PROXY STATEMENT

Pursuant to the rules adopted by the SEC, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY By Order of the Board of Directors

Jessica Goldman
Corporate Secretary

Dated: April 18, 2014

42	El Paso Electric Company 2014 Proxy Statement

Exhibit A

El Paso Electric Company
Amended and Restated 2007 Long-Term Incentive Plan

Effective May 2, 2007,

Amended and Restated Effective _____, 2014

El Paso Electric Company 2014 Proxy Statement	A-1

A-2	El Paso Electric Company 2014 Proxy Statement

El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

     1.1 Establishment. El Paso Electric Company, a Texas corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

     This Plan permits the grant of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

     This Plan shall become effective upon [______], 2014 subject to shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

     1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

     1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions

     Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1	“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3	“Award” means, individually or collectively, a grant under this Plan of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4	“Award Agreement” or “Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8	“Change in Control” means any of the following events:

(a)	The acquisition by any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of thirty percent (30%) or more of either: (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted, or exchanged

El Paso Electric Company 2014 Proxy Statement	A-3

was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 2.8.

(b)	Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c)	Consummation of a shareholder-approved reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)	Approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred as a result of the formation of a Holding Company. For the purposes hereof, “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation, or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation, or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation, or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation, or other transaction, of such Outstanding Company Voting Securities.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10	“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11	“Company” means El Paso Electric Company, a Texas corporation, and any successor thereto as provided in Article 20 herein.

A-4	El Paso Electric Company 2014 Proxy Statement

2.12	“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated by the Committee as a “Covered Employee” under this Plan for such applicable Performance Period.

2.13	“Director” means any individual who is a member of the Board of Directors of the Company.

2.14	“Disability” means the inability of the holder of an award to perform substantially such holder’s duties and responsibilities for a continuous period of at least six months, as determined solely by the Committee.

2.15	“Effective Date” has the meaning set forth in Section 1.1.

2.16	“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.

2.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18	“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate, provided that in the case of stock options and stock appreciation rights, such determination shall be made in compliance with Code Section 409A. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.19	“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.21	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.22	“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.23	“Non-employee Director” means a Director who is not an Employee.

2.24	“Non-employee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with this Plan.

2.25	“Non-qualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.26	“Option” means an Incentive Stock Option or a Non-qualified Stock Option, as described in Article 6.

2.27	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.28	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.29	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.31	“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

El Paso Electric Company 2014 Proxy Statement	A-5

2.32	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33	“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34	“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.35	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.36	“Plan” means the El Paso Electric Company 2007 Long-Term Incentive Plan.

2.37	“Plan Year” means the calendar year.

2.38	“Prior Plans” means the El Paso Electric Company 1999 Long-Term Incentive Plan and the El Paso Electric Company 1996 Long-Term Incentive Plan.

2.39	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.40	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.41	“Share” means a share of common stock of the Company, no par value per share.

2.42	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.43	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

     3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

     3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, determining whether, to what extent, and under what circumstances Awards may be settled or exercised and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

     3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries and Affiliates, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

A-6	El Paso Electric Company 2014 Proxy Statement

Article 4. Shares Subject to This Plan and Maximum Awards

4.1	Number of Shares Available for Awards.

	(a)	Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum number of Shares available for grant to Participants under this Plan on or after the Effective Date shall be a number of Shares equal to 1,700,000 minus the number of Shares subject to Awards granted between December 31, 2013 and the Effective Date (the “Share Authorization.

	(b)	Subject to adjustment as provided in Sections 4.2 and 4.4, all of the Share Authorization may be issued pursuant to Full-Value Awards on or after the Effective Date.

	(c)	Subject to adjustment as provided in Sections 4.2 and 4.4, all of the Share Authorization that may be issued pursuant to ISOs under this Plan on or after the Effective Date shall be 1,700,000 Shares.

     4.2 Share Usage. Shares covered by an Award shall be counted as used as of the date of grant. Any Shares related to Awards under this Plan (whether granted before or after the Effective Date) or under Prior Plans which terminate by expiration, forfeiture, or cancellation, and any Shares withheld by the Company in satisfaction of tax withholding obligations due with respect to Full-Value Awards, shall be available again for grant under this Plan. The following Shares shall not become available: (i) if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), such tender or withheld Shares shall not be available or (ii) if an SAR is exercised and settled in Shares, the total Shares exercised shall not again be available for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

     4.3 Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan, subject to adjustment as provided in Section 4.4:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) Shares.

(d)	Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be one hundred fifty thousand (150,000) Shares, or equal to the value of one hundred fifty thousand (150,000) Shares determined as of the date of vesting or payout, as applicable.

(e)	Cash-Based Awards and Other Stock-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based or Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed the value of three million dollars ($3,000,000) or one hundred fifty thousand (150,000). Shares determined as of the date of vesting or payout, as applicable.

     4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

     The Committee shall also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Notwithstanding anything herein to the contrary, following a Change in Control the Committee may not take any such action as described in this Section 4.4 if such action would result in a violation of the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

El Paso Electric Company 2014 Proxy Statement	A-7

     Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

Article 5. Eligibility and Participation

     5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

     5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

     6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/ or Subsidiary may only be granted Options to the extent the Affiliate and/or Subsidiary is part of: (i) the Company’s controlled group of corporations, or (ii) a trade or business under common control, as of the date of grant as determined within the meaning of Code Section 414(b) or 414(c), and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.

     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

     6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

     6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

     6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

     6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

     Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in U.S. dollars.

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     6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

     6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination. Unless otherwise specified in the Award Agreement, if the employment with or service to the Company of the Participant terminates, each Option held by such Participant shall be exercisable, to the extent that such Option is exercisable on the effective date of such Participant’s termination of employment or service, until and including the earliest to occur of (i) the date which is three (3) months (or such other period as set forth in the Award Agreement) after the effective date of such holder’s termination of employment or service and (ii) the expiration date of the term of such Option; provided that, unless otherwise specified in the Award Agreement, if the Participant’s employment with or service to the Company terminates by reason of death or Disability, each Option held by such Participant shall be exercisable, to the extent that such Option is exercisable on the effective date of such Participant’s termination of employment or service, until and including the earliest to occur of (i) the date which is six (6) months (or such other period as set forth in the Award Agreement) after the effective date of such holder’s termination of employment or service and (ii) the expiration date of the term of such Option.

     6.9 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

     6.10 No Other Feature of Deferral. No Option granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the later of the exercise or disposition of the Option, or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested.

Article 7. Stock Appreciation Rights

     7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/ or Subsidiary may only be granted SARs to the extent the Affiliate and/or Subsidiary is: (i) part of the Company’s controlled group of corporations, or (ii) a trade or business under common control, as of the date of grant as determined within the meaning of Code Section 414(b) or 414(c) and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.

     Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

     The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

     7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

     7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

     7.4 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

     7.5 Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

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     At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

     7.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination. Unless otherwise specified in the Award Agreement, if the employment with or service to the Company of the Participant terminates, each SAR held by such Participant shall be exercisable, to the extent that such SAR is exercisable, on the effective date of such Participant’s termination of employment or service, until and including the earliest to occur of (i) the date which is three (3) months (or such other period as set forth in the Award Agreement) after the effective date of such holder’s termination of employment or service and (ii) the expiration date of the term of such SAR; provided that, unless otherwise specified in the Award Agreement, if the Participant’s employment with or service to the Company terminates by reason of death or Disability, each SAR held by such Participant shall be exercisable, to the extent that such SAR is exercisable on the effective date of such Participant’s termination of employment or service, until and including the earliest to occur of (i) the date which is six (6) months (or such other period as set forth in the Award Agreement) after the effective date of such holder’s termination of employment or service and (ii) the expiration date of the term of such SAR.

     7.7 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

     7.8 No Other Feature of Deferral. No SAR granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.

Article 8. Restricted Stock and Restricted Stock Units

     8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

     8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

     8.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

     To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

     Except as otherwise provided in this Article 8 or in the applicable Award Agreement, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

     8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the El Paso Electric Company 2007 Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from El Paso Electric Company.

A-10	El Paso Electric Company 2014 Proxy Statement

     8.5 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, or to the extent permitted or required by law, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

     8.6 Termination of Employment. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

     8.7 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

     9.1 Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

     9.2 Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

     9.3 Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

     9.4 Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

     9.5 Termination of Employment. Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

     10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

     10.2 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

     10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals

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in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

     10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

     10.5 Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in an agreement entered into with each Participant, need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

     11.1 Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

     11.2 Committee Action. The Committee may, in its discretion, determine that notwithstanding Sections 11.1 and 11.3, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

     11.3 Domestic Relations Orders. Without limiting the generality of Section 11.1, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

Article 12. Performance Measures

     12.1 Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets; and

(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

A-12	El Paso Electric Company 2014 Proxy Statement

     Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

     12.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

     12.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

     12.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Non-employee Director Awards

     13.1 Eligibility. Each Non-employee Director shall receive a Restricted Stock Award in accordance with this Article 13.

     13.2 Restricted Stock Awards. Unless the Committee determines otherwise, on the date of each annual meeting of shareholders of the Company, the following Restricted Stock Awards shall be made to each person who is a Non-employee Director immediately after such meeting of shareholders:

(a)	Each Non-employee Director shall receive a Restricted Stock Award of three thousand five hundred (3,500) Shares;

(b)	The Chairman of the Board shall receive an additional award of $150,000 paid in cash or restricted stock.

     If a person first becomes a Non-employee Director (other than through a termination of employment) on a date other than an annual meeting of shareholders of the Company, the above amounts shall be prorated based on the portion of the year for which services are provided.

     13.3 Period of Restriction for Awards. Unless the Committee determines otherwise, and unless the Restricted Stock Awards vest earlier pursuant to Article 17 herein, Restricted Stock Awards shall become one hundred percent (100%) vested on the date of the first anniversary of the date of grant, provided that the Non-employee Director continues service on the Board through such first anniversary.

     13.4 Changes to Non-employee Director Awards. The Committee shall have full discretion, without subsequent shareholder approval, to change grant practices for Non-employee Directors, including but not limited to the persons eligible to receive Awards, the size of the Awards, the form of the Awards, and the terms and conditions of such Awards. The Committee shall have the discretion to provide any Non-Employee Director the opportunity to receive Awards under the Plan in lieu of all or part of the cash retainer and any meeting fees that would otherwise be payable to such Non-Employee Director.

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Article 14. Dividend Equivalents

     Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however, that no dividend equivalents may be granted on any Award of stock Options or SARs. Any dividends or dividend equivalents on Performance Shares or Performance Units shall only be paid if and to the extent the underlying Award becomes earned and vested.

Article 15. Beneficiary Designation

     Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

     16.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

     Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

     16.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

     16.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change in Control

     Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)	All outstanding Options and Stock Appreciation Rights shall become immediately vested and exercisable;

(b)	All Restricted Stock and Restricted Stock Units shall become immediately vested and payable; and

(c)	The Performance Period applicable to Performance Shares and Performance Units shall end upon the occurrence of a Change in Control in the manner and on the date determined by the Committee in its sole discretion. The performance goals associated with such awards shall be measured based on performance achieved through the end of such shortened Performance Period and such awards shall become vested and payable on a prorated basis to reflect the shortened Performance Period, with the remaining portion of the awards terminating.

     The Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of common stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of common stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of common stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards may be canceled and terminated without payment therefore.

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Article 18. Amendment, Modification, Suspension, and Termination

     18.1 Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced (with any other Awards), or regranted through cancellation or exchange for other Awards or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR nor will any outstanding underwater Options or SARs under the Plan be purchased for cash. No amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

     18.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

     18.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan without the written consent of the Participant holding such Award.

     18.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 19. Withholding

     19.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     19.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20. Successors

     All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. General Provisions

     21.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

     21.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

El Paso Electric Company 2014 Proxy Statement	A-15

     21.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     21.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     21.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     21.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

     21.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     21.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

     21.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan.

(b)	Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan.

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws.

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices.

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

     Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

     21.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     21.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

     21.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

A-16	El Paso Electric Company 2014 Proxy Statement

     21.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

     21.14 Deferred Compensation. It is intended that any Award made under this Plan that results in the deferral of compensation (as defined under Code Section 409A) complies with the requirements of Code Section 409A.

     21.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

     21.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

     21.17 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Texas, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

     21.18 Indemnification. Subject to requirements of Texas law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

El Paso Electric Company 2014 Proxy Statement	A-17

FSC

The Electric Company
El Paso Electric

EL PASO ELECTRIC COMPANY
INVESTOR RELATIONS

EL PASO ELECTRIC COMPANY
100 N. STANTON
P.O. BOX 982
EL PASO, TX 79901

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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote
FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01 CATHERINE A. ALLEN       02 EDWARD ESCUDERO       03 MICHAEL K. PARKS       04 ERIC B. SIEGEL

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Approval of El Paso Electric Company's Amended and Restated 2007 Long-Term Incentive Plan.	☐	☐	☐

3.	Ratify the selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014.	☐	☐	☐

4.	To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: The shares represented by proxy when properly executed will be voted in the manner directed therein by the Shareholder(s) delivering such proxy. If no direction is made, proxies will be voted as recommended by the Board of Directors as indicated above. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in the proxy will vote in their discretion.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10K is/are available at www.proxyvote.com.

EL PASO ELECTRIC COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Shareholders
May 29, 2014

The undersigned hereby nominate(s), constitute(s) and appoint(s) Thomas V. Shockley, III, Nathan T. Hirschi and Mary E. Kipp, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the "Annual Meeting") of El Paso Electric Company (the "Company") to be held at the Stanton Tower Building, 100 N. Stanton Street, El Paso, Texas 79901, on Thursday, May 29, 2014 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares that the undersigned, if personally present, would be entitled to vote.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE